CONTRIBUTION AGREEMENT
(Carriage Cove)

THIS CONTRIBUTION AGREEMENT is made and entered into this 30th day of July, 2014, by and between GREEN COURTE REAL ESTATE PARTNERS, LLC, a Delaware limited liability company (the “Contributor”), and SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”).

RECITALS:

A.    The Contributor is the sole managing member of GCP Carriage Cove, LLC, a Delaware limited liability company (“GCC”), which is the sole managing member of Carriage Cove Holding, LLC, a Delaware limited liability company (the “Holding Company” or the “Holding Companies”). The Holding Company owns directly or indirectly through one or more other wholly-owned subsidiaries, the limited liability companies or limited partnerships described on Exhibit A (the “Property Owners”). Each Property Owner owns one or more parcels of real property which is operated and used as the manufactured housing community described on Exhibit A (each a "Project" and collectively the “Projects”). The legal description of the real estate on which each Project is more fully described on Exhibit B (the "Land").

B.    Each Property Owner is the owner of all buildings, structures, improvements and manufactured home sites on, above or below the Land, and all fixtures attached to, a part of or used in connection with the improvements, structures, buildings and manufactured home sites, and the parking, facilities, walkways, ramps, boat docks and moorings, utility systems, wells, water distribution systems, sewer systems, water and sewer treatment plants and other appurtenances located upon the Land (collectively the "Improvements"). (For avoidance of doubt, the Improvements do not include any manufactured homes or any other property belonging to tenants at the Projects or the Home Inventory (defined below)).

C.    Each Property Owner is the owner of all machinery, equipment, goods, vehicles, and other personal property (collectively the "Personal Property") listed in Exhibit B-1 which is located at or useable in connection with the ownership or operation of the Land and Improvements. For purposes of this Agreement, the Personal Property does not include cash or other sums or investments held by a Property Owner as provided in Section 6.1(l) hereof, the excluded personal property listed on Exhibit B-2 attached hereto and made a part hereof (the “Excluded Personal Property”), those manufactured homes owned as of the date set forth on attached Exhibit C by certain affiliates of the Contributor (collectively “HSC”) listed on Exhibit C (collectively the "Home Inventory"), the “MH Contracts” (as defined below) or manufactured homes or any other property owned by tenants of the Projects (as defined below).

D.    HSC, as of the dates set forth on attached Exhibit C, is the owner of the Home Inventory listed on Exhibit C, and as of the dates set forth on the attached Exhibit D, is the owner of the promissory notes, installment loan agreements and installment loan contracts and related documentation that relate to certain manufactured homes sold by HSC to residents of the Projects and now located on the Land (the “MH Contracts”), as listed on the attached Exhibit D.

E.    Each Project shall include the Land, the Improvements and the Personal Property owned by each Property Owner, together with all of such Property Owner's right, title and interest in and to all licenses, permits and franchises issued with respect to the use, occupancy, maintenance or operation of such Land, Improvements and Personal Property, all divisions rights under applicable law, all right, title and interest, if any, of such Property Owner in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such Land to the center line thereof, and in and to any and all easements appurtenant to such Land, including, but not limited to, privileges or rights of way over adjoining premises inuring to the benefit of such Land, or the fee owner thereof, and together with all rights of use, air, mineral and subsurface rights, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging to the foregoing.

F.    On the date hereof and on the Closing Date, each Holding Company shall be the only member of the Property Owners listed on Exhibit A, and shall hold one hundred percent (100%) of the membership interests in such Property Owner (the membership interests of all such Property Owners being, collectively, the "Membership Interests").

G.    Contributor desires to cause the Holding Companies to contribute and convey all of the Membership Interests in the Property Owners to SCOLP, and SCOLP desires to receive and accept all of the Membership Interests from the Holding Companies, upon the terms and subject to the conditions hereinafter set forth

H.    Concurrently with the contribution of the Membership Interests to SCOLP, and as a condition thereto, HSC will sell and convey, and Sun Home Services, Inc. (“SHS”), an affiliate of SCOLP, will purchase, all of the Owned Homes and MH Contracts pursuant to a separate Asset Purchase Agreement in the form of the attached Exhibit E (the “Asset Purchase Agreement”) and for the additional purchase price set forth therein.

I.    Concurrently with the execution and delivery of this Agreement, Contributor and SCOLP and certain of their respective affiliates are entering into that certain Omnibus Agreement of even date herewith (as amended from time to time, the “Omnibus Agreement”), which affects the transactions contemplated in this Agreement and the Asset Purchase Agreement and certain other agreements pursuant to which SCOLP and its affiliates will, directly or indirectly, acquire substantially all of the manufactured housing assets of Contributor and Contributor’s affiliates. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Omnibus Agreement.

NOW, THEREFORE, for and in consideration of the promises hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.    AGREEMENTS TO CONTRIBUTE THE MEMBERSHIP INTERESTS.

1.1    Contributor agrees to cause each of the Holding Companies to perform their obligations hereunder and to convey and contribute its respective Membership Interests to SCOLP, and SCOLP agrees to acquire and accept such Membership Interests, in accordance with the terms and subject to the conditions hereof, such transactions to be effective as of the Closing Date.

1.2    Liquidation of Holding Companies. Each person or entity owning a direct interest in the Holding Companies immediately prior to Closing is referred to herein as an “Investor.” Prior to the Closing, each Investor shall have the right to elect to receive its respective share of the Purchase Price (as herein defined) in the form of Common OP Units (as herein defined) and/or the Cash Payment (as herein defined), for tax purposes such Investor will have elected to sell the corresponding portion of its respective interest in the Holding Companies for the Cash Payment, pursuant to Section 708 of the Internal Revenue Code (the “Code”) and Treasury Regulation Section 1.708-1(c)(3)(i) as described below. Each such Investor shall make such election pursuant to an election form (the “Election Documentation”) distributed to such Investors by the Holding Companies prior to Closing. Any Investor who fails to execute and deliver the Election Documentation on or prior to the Closing shall be deemed to elect to receive Common OP Units. Prior to Closing, Contributor shall cause each Holding Company to adopt a plan of liquidation (the “Plan”), pursuant to which, immediately following the Closing, the Holding Companies shall liquidate and distribute the Common OP Units and Cash Payment to the Investors in accordance with their respective elections.

1.3    Tax Treatment as Assets Over Merger.

1.3.1
SCOLP and Contributor acknowledge and agree that, for Federal income tax purposes, the contribution of the Membership Interests to SCOLP, immediately followed by the liquidation of the Holding Companies (as described in Section 1.2 hereof), shall constitute an "assets over merger” of the Holding Companies with and into SCOLP, with SCOLP being treated as the continuing partnership, under Section 708 of the Code and Treasury Regulation Section 1.708-1(c)(3)(i). SCOLP and Contributor agree to file income tax returns consistent with such treatment of the transactions described herein as an “assets over merger” thereunder.

1.3.2
Each Investor electing to sell, for federal income tax purposes, all or any portion of its interest in the Holding Companies for cash (a “Cash Investor”) shall (i) be treated for Federal income tax purposes as having sold that portion of its respective membership interest in the Holding Companies attributable to its receipt of cash to SCOLP immediately prior to the asset over merger in accordance with Treasury Regulation Section

1.708-1(c)(4) and (ii) pursuant to the Election Documentation, consent to the treatment described in clause (i) above. Contributor and SCOLP hereby acknowledge and agree that such consent pursuant to the Election Documentation shall be deemed a joinder to this Agreement as required pursuant to Treasury Regulation Section 1.708-1(c)(4).

1.4
Contributor, with SCOLP’s reasonable cooperation, shall (A) prepare, or cause to be prepared, and timely file, or cause to be timely filed, any income Tax Returns of each Holding Company and Property Owner for any taxable period ending on or prior to the Closing Date which are filed after the Closing Date (the preparation and filing costs of which will be borne by the Contributors) (such Tax Returns, the “Pre-Closing Income Tax Returns”) and (B) timely pay, or cause to be timely paid, all Taxes in connection therewith. The Pre-Closing Income Tax Returns shall be prepared in a manner consistent with the prior practice of such entities, unless otherwise required by applicable Tax Law. At least fifteen (15) days prior to the filing of any Pre-Closing Income Tax Return, Contributor shall submit a copy of such Pre-Closing Income Tax Return to SCOLP for its timely review and comment. Contributor shall take into account in good faith any comments made by SCOLP on such Pre-Closing Income Tax Return. Contributor shall be solely responsible for all fees, costs, fines, penalties and expenses that are imposed or arise as a consequence of Contributor’s failure to timely prepare and file the Pre-Closing Income Tax Returns.

2.    PURCHASE PRICE.

2.1    The parties agree that the aggregate consideration to be paid by SCOLP for the Membership Interests shall be the sum of Twenty Three Million One Hundred Thirty Thousand Three Hundred Forty Nine Dollars ($23,130,349.00), adjusted for pro-rated items and other adjustments as provided in this Agreement (the “Purchase Price”). The Purchase Price shall be allocated among the Projects in accordance with the Omnibus Agreement and shall be paid as follows:

(a)The Projects are currently encumbered by certain mortgage debts, as identified on Exhibit F attached hereto (the “Existing Debt”). By acquiring the Membership Interests and directly or indirectly owning the Property Owners, SCOLP shall effectively assume (the “Loan Assumption”) the aggregate outstanding principal balances of the Existing Debt (which as of June 30, 2014 are in the approximate amounts shown on Exhibit F), to the extent that the Existing Debt is not paid off at or prior to Closing (the “Assumed Debt”). The outstanding principal balance and accrued and unpaid interest under the Assumed Debt as of the Closing, net of any escrows or reserves held by any Lender of the Assumed Debt as of the Closing, shall be credited against the Purchase Price, provided that any Assumption Costs (as defined in Section 2.2) associated with the Loan Assumption, subject to the limitations set forth in Section 2.2, shall be the responsibility of Contributor in accordance with Section 19.1 below;

(b)Pursuant to the Omnibus Agreement, Contributor may elect that a portion of the Purchase Price will be paid in a combination of (i) Common OP Units in SCOLP (the “Common OP Units”), (ii) shares of common stock (the “Common Stock”) in Sun Communities, Inc., a Maryland corporation (“SUI”), (iii) Series A-4 Preferred Units in SCOLP (the “Preferred OP Units”), and/or (iv) Series A-4 Preferred Stock in SUI the “Preferred Stock”), as selected by Contributor. SUI is a REIT and is the general partner of SCOLP. The Common Stock and the Common OP Units are sometimes referred to herein collectively as the “Common Equity”. The Preferred OP Units and the Preferred Stock are sometimes referred to herein collectively as the “Preferred Equity.” The issuance price of the Common Equity shall be $50.00 per share/unit (subject to adjustment as provided below) and the issuance price of the Preferred Equity shall be its Issue Price (as defined in the organization documents establishing such Preferred Equity). If, during the period between the date of this Agreement and the Closing, any change in the outstanding shares of beneficial interests of SCOLP or SUI shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose shall be established, then the per share and per unit price of the Common Equity and Preferred Equity shall be appropriately adjusted.

(c)The balance of the Purchase Price (i.e, the Purchase Price, net of credits and prorations provided in this Agreement, less the amount of the Assumed Debt and the aggregate issuance price of Common Equity and Preferred Equity selected by Contributor) shall be paid in cash (the “Cash Payment”). The Cash Payment shall be payable by SCOLP to the Holding Company on the Closing Date by wire transfer of immediately available funds to the Holding Company.

2.2    SCOLP and Contributor shall coordinate their contact and discussions with any lenders regarding any of the Assumed Debt or the associated Projects, but SCOLP shall not initiate any such contact or discussions without Contributor’s prior approval. Promptly after the execution of this Agreement , Contributor, the Holding Companies, the Property Owners and SCOLP shall jointly notify each holder of the Assumed Debt (each a “Lender”) for whom either (i) written notification of the Loan Assumption is required prior to such assumption occurring, or (ii) consent or approval of the Loan Assumption is required (as determined by the parties) of the pending transfer of the Membership Interests and request the application required to be submitted to the Lender in order for the Lender to consent to transfer of the Membership Interest to SCOLP. As soon as reasonably practicable following its receipt of the Loan Assumption application, SCOLP shall promptly submit written application for the Loan Assumption to the Lenders, together with all information required by the Lenders to obtain their consent. SCOLP agrees to prosecute the Loan Assumption with due diligence in order to obtain the Lenders’ approval of the transfer of the Membership Interests to SCOLP in accordance with the terms hereof and the Loan Assumption (collectively, the “Loan Assumption Approval”). Contributor, the Holding Companies, and the Property Owners agree to cooperate in all reasonable respects with SCOLP and Lender in obtaining the Loan Assumption Approval. Contributor shall pay (or cause the Holding Companies to pay) all costs, expenses and fees payable to the Lender with respect to the Loan Assumption and to satisfy any requirements of the Lender in accordance with the applicable Mortgage Documents (the “Assumption Costs”), including, without limitation, any non-refundable application fee, attorney fees, transfer and assumption fees, administration fees, and charges and premiums for all endorsements to the Lenders’ policies of title insurance, but not any such fees or other charges related to modifications requested by SCOLP (which shall be at SCOLP’s sole cost and expense), provided that Contributor shall not be required to pay transfer and assumption fees for any Assumed Loan in excess of one percent (1%) of the outstanding principal balance of such Assumed Loan. SCOLP and Contributor agree to promptly execute such documents and to provide such information as may be reasonably required by Lenders to complete the Loan Assumption application and to confirm the Loan Assumption. Further, the Lenders’ Loan Assumption Approval must provide for (a) the release of the Contributor (and its principals and affiliates, if applicable, including the Holding Companies) from all personal liability for the “recourse carve outs” (including, without limitation, environmental indemnities) under the Mortgage Documents with respect to all events, occurrences and activities arising from and after the Closing Date (or if any Lender will not accept a release of Contributor (and its principals and affiliates, if applicable, including the Holding Companies), SCOLP shall indemnify Contributor, the Holding Companies and their affiliates, with respect to any liability for “recourse carve outs” (including, without limitation, environmental indemnities) under the Mortgage Documents with respect to any events, occurrences and activities arising from and after the Closing Date), and for SCOLP to assume such personal liability under the recourse carve outs with respect to all events, occurrences and activities arising from and after the Closing Date in substantially the same form as signed by Contributor, the Holding Companies or their affiliates, when it closed the Assumed Debt or with such changes thereto to comply with Lenders’ current underwriting policies as may be reasonably acceptable to SCOLP, provided, however, if any Lender requires SCOLP to assume such personal liability under the recourse carve outs with respect to any event, occurrence or activity arising prior to the Closing Date, SCOLP may elect for such Existing Debt to not be an Assumed Debt but, instead, such Existing Debt shall be prepaid at Closing in accordance with the Omnibus Agreement, with a corresponding increase in the Cash portion of the Purchase Price, and (b) such modifications to the Loan Documents as are reasonably necessary to reflect and account for the fact that the general partner of SCOLP is a publicly traded real estate investment trust and SCOLP, either directly or through its subsidiaries, owns, operates and manages multiple manufactured home communities under the Sun Communities name, if and to the extent that, but for such modifications, SCOLP may not be in compliance with any covenants, representations, warranties set forth in the applicable Mortgage Documents, whether at the time of Closing or thereafter. If the Loan Assumption Approval is not obtained by the date which is ten (10) business days prior to the Closing Date (the “Loan Assumption Approval Period”) (or if SCOLP otherwise elects to prepay any Existing Debt at Closing), then such Existing Debt shall not be Assumed Debt but, instead, such Existing Debt shall be prepaid at Closing in accordance with the Omnibus Agreement, with a corresponding increase in the Cash portion of the Purchase Price. Except as expressly provided to the contrary in the Omnibus Agreement, the Loan Assumption Approval shall not be a condition precedent to the obligations of the parties under this Agreement. SCOLP may elect to prepay all or any portion of the Existing Debt by the delivery of written notice thereof to Contributor pursuant to the Omnibus Agreement. If the required Loan Assumption Approval is not obtained for any Existing Debt or if SCOLP elects to prepay any Existing Debt, all associated Prepayment Costs shall be paid by the parties as provided in the Omnibus Agreement.

2.3    The Common OP Units to be issued to the Holding Companies pursuant to the terms hereof shall be governed by that certain Third Amended and Restated Limited Partnership Agreement of SCOLP, dated as of June 19, 2014, as amended or restated from time to time (the “Partnership Agreement”), including the Preferred Amendment a copy of which is attached as Exhibit L to the Omnibus Agreement. On the Closing Date, Contributor, or its affiliates or any owner of the Holding Companies or Property Owners who receives any Common Equity or Preferred Equity at Closing, shall execute and deliver such customary investment and subscription documents as SCOLP shall reasonably require in connection with the issuance of the Common Equity and/or the Preferred Equity.

3.    CONDITION OF TITLE TO THE PROJECT.

3.1    Contributor hereby represents and warrants to SCOLP that the relevant Property Owner is, and as of the Closing Date, the relevant Property Owner shall be, the lawful owner of its Project and it holds, and as of the Closing Date, the relevant Property Owner shall hold, fee simple title to such Project. Subject to the terms and condition of the Omnibus Agreement concerning Material Title/Survey Defects, and further subject to the condition that SCOLP receives the Required Title Policies described below at Closing, SCOLP acknowledges that the Property Owners hold title to their respective Projects subject to the following matters (hereinafter referred to as the "Permitted Exceptions"):

(a)    Those liens, encumbrances, easements and other matters set forth as exceptions to title in the Commitment applicable to its Project to be delivered pursuant to Section 4.1 hereof and such state of facts (including, without limitation, non-material discrepancies in legal descriptions, and shortages of area) as would be disclosed in an accurate survey of such Project;

(b)    The rights of parties in occupancy of all or any portion of the Land and Improvements that are part of such Project under leases, subleases, occupancy agreements and commitments to lease (the "Tenant Leases"), to the extent set forth and described in the Rent Rolls (as defined below), as the same shall be updated to date that is five days prior to the Closing Date, including, without limitation, the rights of parties in occupancy of all or any portion of the Land and Improvements that are part of such Project under those certain leases providing for a specified fixed base rental amount for the life of the tenant(s), to the extent set forth and described in the Rent Rolls as “Lifetime/fixed” in the column entitled “Lease type”;

(c)    All presently existing and future liens for unpaid real estate taxes, subject to adjustment thereof as hereinafter provided, which are not delinquent;

(d)    Any exceptions to title caused by SCOLP, its agents, representatives or employees;

(e)    Any easements, licenses and similar agreements entered into in accordance with this Agreement; and

(f)    The Mortgage Documents securing any Assumed Debt which SCOLP does not elect to pay off at Closing.

From the date hereof through the Closing Date, neither Contributor, the Holding Companies, nor the Property Owners will cause title to any Project to be further encumbered by any lien, easement, restriction or any other matter, which cannot be terminated on thirty (30) days prior written notice without payment of a termination fee, other than (i) easements and other encumbrances granted in the ordinary course of the operation of the Projects, subject to the prior written approval of SCOLP, which shall not be unreasonably withheld, delayed or conditioned and which will be governed by the Deemed Approval process under the Omnibus Agreement, (ii) liens and encumbrances securing new mortgage debt which is obtained to refinance Existing Debt, subject to the prior written approval of SCOLP, in SCOLP’s discretion, and (iii) liens and rights to liens arising out of work performed at the Projects, subject to proration and adjustment in accordance with this Agreement; and in the event any such encumbrance prohibited by this Section 3 is created after the date hereof, Contributor shall provide prompt notice thereof to SCOLP and which, at SCOLP’s election, shall be discharged by Contributor at Closing.

4.    EVIDENCE OF TITLE; SURVEY; UCC SEARCHES.

4.1    Contributor has ordered and, to the extent not made available to SCOLP already, upon receipt will deliver to SCOLP commitments (collectively, the "Commitments" and, individually, a “Commitment”) for ALTA Form Owner's Policies of Title Insurance for each of the Projects, from the Title Company, along with copies of all instruments described in Schedule B of each Commitment (collectively, the “Exception Documents”), in the amount of the Purchase Price allocated to each Project. It shall be a condition to Closing that the Title Company is prepared and committed (subject only to the consummation of the Closing and the payment of the applicable premiums) to issue for each Project the Title Company’s ALTA Form (or other form applicable to the state in which the applicable Project is located) Owner’s Policy of Title Insurance (or an endorsement to the applicable Property Owner’s existing owner’s title insurance policies, as elected by SCOLP in its sole discretion), dated as of the Closing Date and providing coverage in the amount of the Purchase Price allocated to such Project, which insures the applicable Property Owner as the owner of fee simple title to such Project, subject only to the Permitted Exceptions approved by SCOLP pursuant to Omnibus Agreement, and such exceptions and other matters that do not render title to the Project unmarketable (the “Required Title Policies”). The parties will cooperate reasonably and in good faith to satisfy the requirements and conditions of the Title Company for the issuance of the Required Title Policies, including (without limitation), the execution and delivery at Closing of customary affidavits and undertakings as may be required by the Title Company. The cost of the Required Title Policies shall be allocated between the Holding Companies and SCOLP in accordance with the customary allocation of premiums for owners’ title insurance policies in commercial real estate purchase and sale transactions in the state where each Project is located, with the Holding Companies bearing the premiums customarily borne by sellers and SCOLP bearing the premiums customarily borne by purchasers. SCOLP shall be responsible for the costs of any endorsements to the Required Title Policies that are requested by SCOLP.

4.2    Prior to the date hereof, Contributor has ordered current ALTA "as built" surveys for certain of the Projects, and as soon as reasonably possible after the date hereof, SCOLP shall obtain (and upon receipt provide to Contributors) current ALTA "as built" surveys of the remainder of the Projects prepared by a licensed surveyor or engineer approved by SCOLP, certified to SCOLP, Contributor the Property Owner, the Title Company, and any other parties designated by SCOLP (collectively the "Surveys"). The cost of the Surveys shall be borne by SCOLP, and SCOLP shall reimburse Contributor for the Surveys it paid for at Closing.

4.3    SCOLP may obtain Uniform Commercial Code financing statement searches and tax lien searches both from the State of Delaware, Illinois, and the county where each Project is located with respect to Contributor and each Holding Company and Property Owner, which must show no security interests, pledges, liens, claims or encumbrances in or affecting the interest of the Property Owner in the Projects, including the Personal Property, or the interest of the Holding Companies in the Membership Interests, except for encumbrances granted under the Assumed Debt or otherwise constituting Permitted Exceptions and except for security interests of a definite or ascertainable amount which may be removed by the payment of money at Closing and which Contributor shall remove at Closing. SCOLP shall provide the searches to Contributor not later than sixty (60) days prior to the Closing Date, in order to allow time for the investigation and resolution of any claimed adverse interests. The cost of the UCC searches shall be borne by SCOLP.

5.    TITLE OBJECTIONS.

5.1    If a Commitment or Survey discloses exceptions which are not acceptable to SCOLP, and if any such exception constitutes a Material Title/Survey Defect, then the terms and condition of Section 5.3 of the Omnibus Agreement shall apply.

6.    ADJUSTMENTS AND PRORATIONS.

6.1    The following adjustments and prorations shall be made at the Closing between SCOLP and the Holding Companies, and shall be computed to, but not including, the Closing Date.

(a)    Real estate taxes and personal property taxes which are a lien upon or levied against any portion of each Project on or prior to the Closing Date, and all special assessments levied prior to the Closing Date (to the extent of installments thereof due on or prior to the Closing Date) shall be paid by the Holding Companies on or prior to the Closing Date. Further, all taxes in the nature of rollback or similar taxes charged, assessed or levied based on the prior use or any change in use of the Land or Improvements prior to Closing shall be the obligation of the Holding Companies. All real estate taxes and personal property taxes (the “Current Taxes”) levied against any portion of each Project with respect to the applicable tax year in which the Closing occurs shall be prorated and adjusted between the parties such that the Holding Companies are responsible for that portion of the Current Taxes allocable to the period from the beginning of such tax year to the Closing Date, and SCOLP is responsible for that portion of the Current Taxes allocable to the period commencing on the Closing Date through the end of the tax year. In addition, if the Holding Companies or any Property Owner has paid any taxes or assessments for or in respect of tax years commencing after the Closing Date, then SCOLP shall be responsible for same and the amount thereof shall be credited to the Holding Companies at Closing. If the tax bills for the Current Taxes have not been issued by the Closing Date, Contributor and SCOLP agree to prorate such Current Taxes on the basis of the taxes for the tax year immediately preceding the Closing for the purpose of computing the prorations under this Section 6.1(a), and to reprorate such Current Taxes at the request of either party promptly after the final bills for such Current Taxes are issued after Closing. The obligation to reprorate such Current Taxes will survive the Closing. Any refund or rebate of Current Taxes which is received by or payable to any Property Owner after the Closing shall be prorated between the Holding Companies and SCOLP in the manner provided above promptly upon receipt. If there are any open appeals of real estate taxes or assessments for tax years prior to the tax year in which the Closing occurs, then the Holding Companies shall be permitted to continue to prosecute and control such appeals at the Holding Companies’ sole expense (and SCOLP covenants that it shall cause the applicable Property Owner, after Closing, to provide reasonable cooperation to Contributor or the Holding Companies to so prosecute and control such appeals); provided however, SCOLP have the right, at its expense, to participate in any proceeding which could reasonably be expected to affect any taxes required to be paid by any Property Owner on or after the date hereof and to consent to the settlement of any such proceeding and if the proceedings affect taxes and assessments for periods both before and after the Closing, then the parties will cooperate reasonably and the fees, costs and expenses of such proceeding shall be equitably allocated between the Holding Companies and SCOLP. Further, if, after the Closing, any Property Owner receives or is entitled to receive any refund or rebate of taxes or assessments for periods prior to the tax year in which the Closing occurs, then upon receipt SCOLP shall pay the amount thereof directly to the Holding Companies or the Holding Companies’ successors and assigns. The obligations of SCOLP under the preceding three sentences shall survive the Closing.

(b)    The amount of all unpaid water and other utility bills for each Project which are not directly billed to the tenants of each Project, and all other operating and other expenses incurred with respect to each Projects relating to the period prior to the Closing Date, shall be paid by the Holding Companies on or prior to the Closing Date or, if not paid, as soon as possible after Closing following receipt of an invoice therefor.

(c)    Charges under Assumed Project Contracts (as defined in Section 7.1(f) below) attributable to the period prior to the Closing Date shall be paid by the Holding Companies prior to the Closing Date, or, if not paid, the amount due shall be credited to SCOLP as of the Closing Date. All charges under the Non-Assumed Project Contracts (as defined in Section 7.1(f) below) shall be paid by the Holding Companies, whether such charges are attributable to the period prior to the Closing Date or the period after the Closing Date.

(d)    All prepaid rental, pass-through charges, assessments and other revenues with respect to the operation of the Property collected by Contributor, the Holding Companies, or the Property Owners up to the Closing Date which are allocable to the period from and after the Closing Date shall be paid by the Holding Companies to SCOLP. Current resident rents, pass-through charges and assessments shall be prorated and adjusted as of the date of Closing based upon the actual number of days in the month of Closing with SCOLP being credited for rents, pass-through charges and assessments on the date of

Closing. In the event any pass-through charges (such as real estate taxes) are passed through to residents in the current year are based on a prior year’s amount without reconciliation with the residents, the amount actually used for the pass-through charge in the current year is the amount which shall be prorated by the Holding Companies and SCOLP under this paragraph (d) without any subsequent reconciliation between the Holding Companies and SCOLP. All rental, pass-through charges, assessments and other revenues actually collected by SCOLP attributable to rent due for such month of Closing and received by SCOLP within sixty (60) days following the Closing Date, shall be prorated between the Holding Companies and SCOLP based on the number of days in such month each owned each Project. Except as provided in the preceding paragraph, to the extent SCOLP collects, within one hundred eighty (180) days after the Closing, any rental, pass-through charges, assessments or revenues allocable to the period prior to the Closing Date, SCOLP shall pay the same to the applicable Holding Company and SCOLP shall use its good faith efforts to collect all such rent, pass-through charges, assessments or revenues allocable to the period prior to the Closing Date, but SCOLP shall not be required to commence litigation or institute evictions with respect to such tenants; provided, however, and except as otherwise set forth above, SCOLP is assuming no obligation whatsoever for the collection of such rentals, pass-through charges, assessments or revenues and all rentals, pass-through charges, assessments and revenues collected subsequent to the Closing Date shall always, in the first instance, be applied first to the most current rentals, pass-through charges, assessments and revenues, if any, then due under the Tenant Leases or otherwise. Further, Contributor and the Holding Companies shall not have the right to seek collection, through litigation or otherwise, of unpaid rent, pass-through charges or assessments from any person while they remain a tenant of a Project, nor shall Contributor institute any eviction or lockout proceedings against any residents to recover delinquent rents, pass-through charges or assessments. Contributor shall retain one hundred (100%) percent of the right to receive any past due rents with respect to residents who are no longer residents of the Projects. Following Closing, SCOLP shall assume any eviction actions which are on-going as of the date of Closing and shall assume responsibility for payment of any legal fees associated with such eviction actions incurred on and after the Closing Date, and sums received by SCOLP as a result of such eviction actions shall first be applied to reimburse SCOLP and the Holding Companies for legal fees incurred in connection with such actions and the balance of such amounts prorated between the Holding Companies and SCOLP as provided above. Any pass-through charges or assessments that are paid by tenants at the Projects on an annual basis or other non-monthly basis shall be prorated based upon the actual number of days in the period in which the Closing occurs with SCOLP being credited for rents, pass-through charges and assessments on the date of Closing. Notwithstanding the foregoing, prior to Closing, in order to avoid the ongoing reconciliation described in this Section 6.1(d), SCOLP and Contributor shall use good faith efforts to mutually agree upon terms by which SCOLP will have the right to retain all delinquent rents and receivables at the Projects collected after Closing in exchange for an agreed upon credit to the Holding Companies at Closing.

(e)    Any Tenant Lease executed after the Effective Date and prior to the Closing Date shall be executed in compliance with any applicable provisions of Exhibit I of the Omnibus Agreement.

(f)    An amount equal to all expenses of the Projects which were paid prior to the Closing Date and for which SCOLP will benefit after the Closing Date including, without limitation, pre-paid taxes and assessments (if applicable), annual license and permit fees and pre-paid amounts (if any) under the Assumed Project Contracts, shall be disbursed or credited to the Holding Companies at the Closing, and an amount equal to all expenses of the Projects which were incurred prior to the Closing Date and are due or paid after the Closing Date shall be credited to SCOLP at the Closing and SCOLP shall cause all such expenses to be paid.

(g)    The credit, if any, payable in accordance with the pre-closing operating covenants (attached to the Omnibus Agreement) in connection with Capital Projects.

(h)    All costs and expenses incurred by Contributor or any Holding Company or Property Owner prior to the Closing Date in connection with the transactions contemplated herein and the performance of its obligations under this Agreement, including, without limitation, attorney and other professional fees and the costs and expenses payable by Contributor or any Holding Company or Property Owner hereunder, shall be paid by Contributor or the Holding Companies and shall not be charged to, or the responsibility of any Property Owner or SCOLP.

(i)    All interest accrued for the Assumed Debt up to the Closing Date shall be paid by the Property Owners who are the borrowers under the Assumed Debt on or before the Closing Date, or, if not paid, an amount equal to the entire amount of such accrued interest shall be credited to SCOLP as of the Closing Date.

(j)    All escrows and reserve accounts under the Assumed Debt and the Mortgage Documents which will remain in place after the Closing for the benefit of SCOLP, the Property Owners and shall be credited by SCOLP to Contributor at the Closing.

(k)    The Holding Companies will be entitled to a credit at Closing for any utility deposit, public improvement bond or similar refundable security posted for the benefit of any Project for which SCOLP receives the benefit after Closing.

(l)    Contributor shall be entitled to cause each Property Owner to distribute to the applicable Holding Companies prior to Closing all cash on hand, cash equivalents and other investments and assets, other than the Projects and related Improvements, the Personal Property or other Acquired Assets described in the Omnibus Agreement.

6.2    If, within one hundred eighty (180) days after the Closing, either SCOLP or Contributor discovers any inaccuracies or errors in the prorations or adjustments done at Closing pursuant to Sections 6.1, such party shall notify the other party of such inaccuracy or error by written notice including reasonable detail of the appropriate calculation. In such event, the parties shall attempt, in good faith, to resolve any issues with respect to the prorations and adjustments done at Closing pursuant to Section 6.1. After the parties resolve any such issues or, in the event the parties are unable to resolve such issues, a final judgment has been rendered with respect to such matter without timely appeal or after all appeals timely made are fully resolved, SCOLP and Contributor shall promptly take all action and pay all sums necessary so that such prorations and adjustments completed pursuant to Section 6.1 hereof shall be in accordance with the terms of this Agreement, and the obligations of either party to pay any such amount shall survive the Closing Date. Contributor and SCOLP further acknowledge and agree that if neither party has identified an inaccuracy or error in the prorations or adjustments completed pursuant to Section 6.1 within such one hundred eighty (180) days, the obligation to complete a post-closing adjustment shall be deemed null and void and of no further force and effect; provided, however, that the 180-day period in this Section 6.2 shall not apply to the reproration of Current Taxes under Section 6.1(a), which will be effected promptly after the issuance of the final tax bills for the Current Taxes.

7.     REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR.

7.1    Contributor hereby represents and warrants to SCOLP as of the date hereof, and as of the Closing Date (except as otherwise provided herein), the following with the understanding that each of the representations and warranties is material and has been relied on by SCOLP in connection herewith (the representations and warranties of Contributor set forth in subsections (g), (h)(A), (n), (o), (p), (r) and (s) are Contributor’s “Fundamental Reps” for purposes of the Omnibus Agreement):

(a)    To the extent in each Property Owner’s possession or control, true, correct and complete copies of all written Tenant Leases, including all amendments relating thereto, that are currently in effect and that cover any portion of each Project have been, or will be, made available to SCOLP. The material financial, assignment, and termination provisions contained in the copies of the Tenant Leases for each Project that are contained in Folders 6.4.2, 6.4.2.1, 6.4.2.2, and 6.4.2.3 of the Project Rojo electronic data room hosted on the Venue platform by R.R. Donnelley’s affiliate (the “Project Rojo Data Room” or “Rojo data room”, or “Rojo Data Room”) are a materially complete representative sample of all of the various material financial, assignment, and termination provisions contained in all of the Tenant Leases in effect as of the date of this Agreement for each Project. The “Rent Rolls” shall mean the collection of separate reports, all of which are attached hereto as Exhibit G and dated as of June 30, 2014 (or such other date as set forth on the applicable report), including rent rolls, any supplements to the rent rolls, delinquency reports, and the report(s) of currently effective concessions (the “Concessions Report”), if any. Such Rent Rolls attached hereto as Exhibit G, as updated to a date not more than five days prior to the Closing Date, are and will be, in all material respects, accurate and complete rent rolls describing the following information with respect to the Tenant Leases in effect for each Project as of the date thereof - the name of each tenant, the home site occupied by each tenant, currently effective rental concessions, monthly base rent, the type of passed through expenses or other charges paid by each tenant, delinquencies in rent, and deposits and prepaid rent or credits of any tenant. Except as disclosed in the Rent Rolls attached hereto as Exhibit G, as the same may be updated to a date not more than five days prior to the Closing Date, or except as set forth on attached Schedule 7.1(a) attached hereto, and to the knowledge of Contributor as of July 19, 2014: (i) each Tenant Lease is in full force and effect, (ii) no Tenant Leases are in monetary default, and (iii) neither Contributor nor any Property Owner has received any written notice of a material default by such Property Owner under the Tenant Leases that remains uncured (excluding counterclaims asserted by a tenant in response to an eviction, collection or repossession action brought against such tenant by such Property Owner and excluding claims that Contributor reasonably believes are not valid); and (iv) there are no currently effective concessions that have been granted to the tenants with respect to the Tenant Leases. Except for the leases described in subclauses (A), (C), and (E) in the definition of Continuing Restricted Leases (as defined below) and the One Month Free Leases, none of the Tenant Leases at any of the Projects have a term that is greater than one (1) year.

(b)    For purposes of the representations and warranties set forth in this Section 7.1(b), the following definitions shall apply:

i.
“Restricted Lease” shall mean any Lease that restricts (pursuant to any or all of the provisions of the Lease itself, the prospectus governing the Lease, a Certificate, a settlement order, a consent decree, or other instrument) the amount of the increase in base rent that the landlord may impose on the tenant under such Lease, and that affects any lot that is listed on the Rent Roll but not identified on the Rent Roll as “market” in the column entitled “lease type” or as “Vacant” in the column entitled “Tenant Name”.

ii. A “Certificate” shall mean a certificate issued by the landlord under a Lease to the named tenant(s) in such certificate and under such Lease that supersedes the provisions of the underlying lease agreement with respect to increases in base rent that otherwise would be payable pursuant to the underlying lease agreement.

iii. A “Lease Termination Event” shall mean an event wherein all tenants named in a Restricted Lease cease to occupy the lot or the home located upon the lot (including due to the death of the last of such named tenants or due to the termination of all such tenants’ tenancy), or wherein such tenants assign their rights, as tenants under a Restricted Lease, to another party.

iv. A “Terminated Restricted Lease” shall mean a Restricted Lease for which a Lease Termination Event has occurred.

v. A “Market Rental Rate” shall mean the base rental rate that the landlord establishes for a particular lot from time to time to be the market (or “reasonable” for a lease in a Section 723 Community) base rental rate for such lot.

vi. “Ownership Period” shall mean the period from and after the acquisition of the direct or indirect ownership of the Project by Green Courte Real Estate Partners, LLC through the date hereof.

vii. “Section 723” shall mean Florida Statutes Chapter 723, as amended from time to time, cited as the “Florida Mobile Home Act.”

viii. A “Section 723 Community” shall mean a Community that is subject to Section 723.

ix. A “Section 723.059(4) Lease” shall mean a Terminated Restricted Lease that a new tenant is permitted to assume for the remainder of the term of such Terminated Restricted Lease then in effect pursuant to Section 723.059(4) of Section 723.

x. “One Month Free Leases” shall mean the leases with tenants who are also renting homes from an affiliate of Property Owner and for which a one-month rent concession for both the home and the lot were granted to secure a total lease term of thirteen months, as such leases are disclosed on the Rent Rolls.

(1)
Once the landlord has knowledge of a Lease Termination Event with respect to a Restricted Lease, it has been Property Owner’s practice during the Ownership Period for each applicable Project when re-letting a lot that had been subject to a Terminated Restricted Lease to a new tenant to require the new tenant to pay a Market Rental Rate upon commencement of the term of such new tenant’s lease (or upon the first month after any rent concession shall have terminated), and, except for the Continuing Restricted Leases and leases issued to new tenants for which the landlord also issues a Certificate, modify base rent to the then applicable Market Rental Rate or such other rate as the Property Owner deemed appropriate for the applicable site under then-current economic and business conditions upon the commencement of each annual renewal term.

(2)
Once the landlord has knowledge of a Lease Termination Event with respect to a Section 723.059(4) Lease, it has been Property Owner’s practice during the Ownership Period for each applicable Project when re-letting a lot that had been subject to a Section 723.059(4) Lease to permit the new tenant to pay the base rental rate that was in effect for such Section 723.059(4) Lease for the remainder of the term of such Section 723.059(4) Lease then in effect, and, upon expiration of such term (or upon the first month after any rent concession shall have terminated), to require the tenant to pay a Market Rental Rate, and, thereafter, except for the Continuing Restricted Leases and leases issued to new tenants for which the landlord also issues a Certificate, annually modify base rent to the then applicable Market Rental Rate or such other rate as the Property Owner deemed appropriate for the applicable site under then-current economic and business conditions upon the commencement of each annual renewal term.

(3)
As of the date hereof: (i) to Contributor’s knowledge, Property Owner’s historical practice described in Paragraph (1) above materially complied with all applicable legal requirements (including under Section 723) in effect as of the date of each such action described therein, and (ii) there is no pending litigation against the applicable Property Owner for which the applicable Property Owner has received written service of process (or, to Contributor’s knowledge, has any such litigation been threatened in writing during the relevant Ownership Period), and no litigation was filed during the relevant Ownership Period, claiming that Property Owner was (or is) prohibited under applicable law or the documents governing the tenancy of the tenant under the Restricted Lease from engaging in the historical practice described in Paragraph (1) above.

(4)
There are not a material number of Restricted Leases at any of the Projects other than those leases on the Rent Rolls that are not marked as a “market” lease in the column entitled “Type” or as “Vacant” in the column entitled “Tenant Name”. Except for an immaterial number of Restricted Leases that may not do so, each Restricted Lease that is marked on the Rent Rolls as “lifetime/fixed” in the column entitled “Type” provides that the right to pay a fixed base rental amount for the life of the tenant(s) named therein, is not assignable, and terminates upon a Lease Termination Event.

(5)
The electronic copies of the applicable prospectuses and rules and regulations, and any amendments thereto, for each Project located in Florida that Contributor delivered to or made available to SCOLP were provided to Contributor’s affiliate, Green Courte Partners, LLC, by the law firm of Lutz, Bobo, Telfair, Eastman, Gabel & Lee and, to Contributor’s knowledge, such copies were obtained by such law firm from the Florida Department of Business and Professional Regulation (the “DBPR”) after the law firm made a request for such documents within the last 60 days. Except as disclosed on Schedule 7.1(b)(5), all rules and regulations currently in effect for each Project have been provided or made available to SCOLP. To the knowledge of Contributor, the prospectus for each Project located in Florida, which does not have a prospectus because it is not subject to Section 723), and any amendments thereto, have been approved, as required, by the DBPR, and except as disclosed on Schedule 7.1(b)(5), neither Contributor nor any Property Owner has received written notice from the DBPR of any material violations of any prospectus or any rules and regulations related thereto that have not been cured. With respect to all Projects located in Florida other than the Savanna Club Project, to Contributor’s knowledge and except as disclosed on Schedule 7.1(b)(5), each Property Owner has operated the applicable Project during the applicable Ownership Period in material compliance with the community rules and regulations and prospectuses in effect for such Project from time to time.

(6)
An immaterial number of the Restricted Leases may contain provisions that prohibit the Contributor’s past practice as described in Paragraph (1) and in Paragraph (2) above, other than an immaterial number of Restricted Leases that may contain such prohibition above.

(7)
Except as set forth on Schedule 7.1(b)(7), as of the date hereof, there is no pending litigation against the applicable Property Owner for which the applicable Property Owner has received written service of process (or, to Contributor’s knowledge, has any such litigation been threatened in writing during the relevant Ownership Period for which Contributor reasonably believes a lawsuit will be filed), and, to Contributor’s knowledge, no litigation was filed during the relevant Ownership Period, claiming that Property Owner was (or is) prohibited under applicable law or the documents governing the tenancy of the tenant under the Restricted Lease from engaging in the historical practice described in Paragraphs (1) and (2) above.

(8)
For any Projects that are 723 Communities that have a prospectus that provides for issuance of a Restricted Lease (such prospectus, a “Restricted Prospectus”) and a prospectus that provides for issuance of a non-Restricted Lease (such lease, a “Market Lease”, and such prospectus, a “Market Prospectus”), when re-letting a lot a new tenant in such Project, the landlord, at present, provides the new tenant with two choices – a Market Prospectus and corresponding Market Lease, and a Restricted Prospectus and corresponding Restricted Lease, with the amount of the initial Market Rent payable by the new tenant under the Restricted Lease generally being approximately at least 8% higher than the amount of the initial Market Rent that the new tenant is required to pay under the Market Lease.

(c)    At Closing, Contributor shall have the right to request and direct (or shall cause its affiliate or managing agent to request and direct) that SCOLP be provided with all of the electronic data pertaining to the tenancies of the then-current tenants under the Tenant Leases to permit SCOLP to transition the billing of the tenants and administer the Tenant Leases as described in Exhibit I to the Omnibus Agreement.

(d)    Except as set forth on Schedule 7.1(d) attached hereto, as of July 24, 2014, neither Contributor nor any Property Owner has received written notice from any governmental authority of (i) any enforcement action against Contributor or any Property Owner relating to the Projects with respect to any violation or alleged violation of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations, or (ii) any violation of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations, which, in the case of clauses (i) and (ii) above have not already been cured.

(e)    Except as set forth on Schedule 7.1(e) attached hereto, and except for evictions, collections and repossessions related to Tenant Leases or MH Contracts, as July 24, 2014, neither Contributor nor any Property Owner has received formal written notice with respect to any currently pending litigation or administrative proceedings against Contributor, any Property Owner or any Project and, to Contributor’s knowledge, neither Contributor nor any Property Owner has received a written notice of threatened litigation for which Contributor reasonably believes a lawsuit will be filed.

(f)    All material Project Contracts (other than Project Contracts that constitute Excluded Personal Property) which are not terminable on ninety (90) days or less notice are listed on Schedule 7.1(f) attached hereto, and true, correct, and complete copies of all such Material Contracts (other than surety bonds and Project Contracts that constitute Excluded Personal Property), are disclosed in folders 6.5, 6.5.1, 6.18.1, and 6.18.1.2 of the Rojo Data Room. Those Project Contracts which are terminable on ninety (90) days or less notice without a requirement to pay an amount greater than one months’ worth of charges under such Project Contract, together with all other Project Contracts which SCOLP shall elect to continue by the delivery of written notice to the Contributors at least thirty (30) days prior to the Closing Date, shall be collectively referred to herein as the “Assumed Project Contracts”. Except as set forth on Schedule 7.1(f) attached hereto, to Contributor’s knowledge, each Project Contract is in full force and effect, Contributor, the Holding Companies and Property Owners have complied in all material respects with the provisions of each Project Contract to which it is a party and is not in material default under any such Project Contract and, to the knowledge of Contributor, no other party to any Project Contract has failed to comply in any material respect with, or is in material default under, the provisions of any Project Contract. Except as set forth on Schedule 7.1(f), none of the Project Contracts are with related parties or affiliated entities of Contributor or any Property Owner and all of the Projects Contracts were entered into in the ordinary course of business. Prior to or at the Closing, Contributor shall terminate, or cause the Holding Companies and Property Owners to terminate, the Project Contracts which do not constitute Assumed Project Contracts (the “Non-Assumed Project Contracts”). Prior to and after the Closing, the Holding Companies shall be responsible for all liabilities and obligations of Contributor or the Property Owners under the Non-Assumed Project Contracts, and Contributor will cause the Holding Companies to indemnify and hold harmless SCOLP and the Property Owners from all such liabilities and obligations.

(g)    Contributor has, and will have on the Closing Date, the power and authority to cause the Holding Companies to transfer the Membership Interests to SCOLP and perform its respective obligations in accordance with the terms and conditions of this Agreement, and each person who executes this Agreement and all other instruments and documents in connection herewith for or on behalf of Contributor has and will have due power and authority to so act. This Agreement has, and each instrument to be executed by Contributor pursuant to this Agreement or in connection herewith will be, when executed and delivered, duly authorized, executed and delivered by Contributor and constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Contributor, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles.

(h)    (A) Contributor, and each Holding Company and Property Owner has been duly formed and is validly existing as a limited liability company or limited partnership in good standing under the laws of the States set forth on Exhibit A and has the power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement.

(B) Neither this Agreement nor the performance by Contributor, the Holding Companies or Property Owners of its obligations hereunder, including, without limitation, the conveyance of the Membership Interests by Contributor to SCOLP, violates or will violate (i) any constituent documents of Contributor or any Holding Company or Property Owner, (ii) except for any consent required from a lender with respect to any of the Existing Debt, any material contract, agreement or instrument to which Contributor or any Holding Company or Property Owner is a party or bound or which affects any Project, the Membership Interests or the PO Membership Interests, or (iii) to the knowledge of Contributor, except as set forth on Schedule 7.1(h) attached hereto, any law, regulation, ordinance, order or decree applicable to Contributor or any Holding Company, Property Owner or Project. Except as set forth on Schedule 7.1(h) attached hereto, and except for the approval of the lenders with respect to the Existing Debt, no consent, approval or authorization of, or designation, declaration or filing with, or notice to, any governmental authority, or any lenders, lessors, creditors, shareholders or other party, is required on the part of Contributor or any Holding Company or Property Owner in connection with this Agreement or the performance by Contributor or any Holding Company or Property Owner of its obligations hereunder.

(i)    Except for routine and customary maintenance and repair work at the Projects and routine purchases of supplies and materials used in the ordinary course of ownership and operation of the Projects, and except for budgeted capital projects and other projects set forth on Schedule 7.1(i) attached hereto (the “Capital Projects”), neither Contributor nor any Holding Company or Property Owner has contracted, or between the Effective Date and Closing Date will contract for, the furnishing of labor or materials to any Project which will not be paid for in full prior to the Closing Date or adjusted between the parties pursuant to Section 6.1 hereof. If applicable law requires that particular work that comprises a portion of a Capital Project be performed by a licensed contractor, then the applicable Holding Company or the applicable Property Owner shall be obligated to engage a contractor that has the required license and appropriate insurance for such work. If any claim is made by any party for the payment of any amount due for the furnishing of labor and/or materials to any Holding Company, any Property Owner or any Project prior to the Closing Date and which claim is not adjusted between the parties pursuant to Section 6.1 hereof, Contributor will cause the applicable Holding Company to immediately pay such claim and discharge the lien, or if a lien has been filed and Contributor intends, in good faith, to contest such claim, Contributor may cause the lien to be discharged by posting a bond pursuant to applicable law or obtaining title insurance coverage reasonably satisfactory to SCOLP. Schedule 7.1(i) attached hereto lists, as of the date set forth thereon, the total budgeted costs, the budgeted remaining costs to complete and the expected substantial completion date (if not anticipated to be substantially complete by December 15, 2014) for each budgeted capital project.

(j)    Folder 6.12.3 in the Rojo Data Room contains a true and accurate list, in all material respects, of all persons employed by the management company that manages each Project (or its affiliates) in connection with the operation and maintenance of the Projects, including name, job title, commencement date of employment, current pay rate, and description of the categories of benefits (e.g., health, dental, etc.) provided such employees. None of the employees of any Holding Company or Property Owner or any manager of any Project are covered by an employment agreement, collective bargaining agreement or any other agreement, and all employees of each Property Owner and each manager of each Project are terminable "at will", subject to applicable laws prohibiting discrimination by employers and other generally applicable employment laws and regulations.

(k)    Schedule 7.1(k) attached hereto contains a complete and accurate list of the material licenses maintained by each Property Owner with respect to each Project and copies of such material licenses are contained in folder 6.15 and its subfolders in the Rojo Data Room. To the Contributor’s knowledge: (i) all material licenses have been issued and are in full force and effect (or, as to any such material license that has expired, the applicable Property Owner has submitted, or will submit in the ordinary course of business, an application to renew same), and (ii) there are no other material licenses which are required in order to own or operate the Project in the manner currently operated by each Property Owner.

(l)    To Contributor’s knowledge, Exhibit B-1 includes a true and complete list of the material items of Personal Property owned by each Property Owner and used in the operation of each Project; provided, however, that it is not Contributor’s intention to list all Personal Property such as maintenance equipment, office supplies, tools, etc. used in connection with the operation of each Project and which will be owned by each Property Owner at Closing. Neither Contributor nor any Holding Company nor any of its affiliates will remove any material item of Personal Property from any Project on or prior to the Closing Date, unless such item is replaced with a similar item of materially equal utility and value. All Personal Property is owned free and clear of all liens, claims and encumbrances, other than the liens under the Existing Debt.

(m)    Folder 6.3 in the Rojo Data Room contains the most recently obtained environmental reports and audits pertaining to each Project in Contributor’s possession or control, including, without limitation, phase I and II environmental site assessments and environmental compliance audits prepared by third party consultants (the “Environmental Reports”) relating to each Project. Except as disclosed in any Environmental Reports or on Schedule 7.1(m) attached hereto, to Contributor’s knowledge, the Projects do not contain any hazardous materials (the “Hazardous Materials”) prohibited, limited or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, or under any other applicable federal, state or local statutes, regulations, rules, court orders or rulings, or ordinances (collectively the "Environmental Laws") in violation of such Environmental Laws; provided, however, nothing herein shall be deemed a representation or warranty regarding Hazardous Materials which may be used by tenants of the Project or contained within manufactured homes located at the Projects.

(n)    Prior to the Effective Date, Contributor has furnished to SCOLP true, correct and complete copies of the operating agreements of each Property Owner (collectively, the "Governing Documents"), and such Governing Documents shall not be modified or amended prior to Closing without the consent of SCOLP, which consent shall not be unreasonably withheld. All minute books, recorded minutes of meetings and consent resolutions of each Property Owner, if any, shall be delivered to SCOLP at Closing.

(o)    Contributor is the sole managing member of GCC and, in such capacity Contributor has full power and authority to bind the Holding Companies and to cause the Holding Companies to perform their obligations hereunder, including the assignment to SCOLP of the Membership Interests in each Property Owner. Except as otherwise set forth on attached Exhibit A, each Holding Company owns (both beneficially and of record) one hundred percent (100%) of the equity interests in the Property Owner identified as being owned by such Holding Company on Exhibit A, free and clear of all liens, claims and encumbrances, except any liens relating to the Existing Debt or debt that Contributor shall repay in full at Closing. At Closing, except as otherwise set forth on attached Exhibit A, each Holding Company shall own one hundred percent (100%) of the Membership Interest in the Property Owner identified as being owned by such Holding Company on Exhibit A, free and clear of all liens, claims and encumbrances. All Membership Interests will have been issued without violating any state or federal securities laws and there are no outstanding agreements, commitments, rights, options, warrants or plans of any nature whatsoever for the issuance, sale or purchase of any other interests in any Property Owner.

(p)    Upon consummation of the transfer of the Membership Interests to SCOLP pursuant to the terms hereof, SCOLP will acquire valid and marketable title to all of the Membership Interests, free and clear of all liens, claims and encumbrances whatsoever and will own, in the aggregate, except as otherwise set forth on attached Exhibit A, one hundred percent (100%) of the interests in each Property Owner.

(q)    True, complete and accurate copies of all promissory notes, mortgages, assignments of leases and rentals, security agreements, indemnity agreements and other material instruments evidencing or securing the Existing Debt (collectively, the "Mortgage Documents") have been delivered by Contributor to SCOLP’s counsel prior to the Effective Date. No later than fifteen (15) days prior to the Closing Date, the Contributor will notify SCOLP in writing whether the Existing Debt constitutes a qualified liability within the meaning of Treasury Regulation Section 1.707 5(a)(6) and provide the reasons why such Existing Debt does, or does not, so qualify. Except as set forth on Schedule 7.1(q) and except for any failure or default that has been cured prior to the date hereof, neither Contributor nor any Holding Company nor any Property Owner has failed to comply in any material respect with, or is in material default under, the provisions of any Mortgage Document. Neither Contributor nor any Property Owner has received any written notice from the lender(s) with respect to the Existing Debt identifying any defaults under such Mortgage Documents which have not been cured. The outstanding principal balance, and the interest rate charged, as of June 30, 2014, under each loan that comprises an Existing Debt is set forth on Exhibit F.

(r)    Except as set forth on Schedule 7.1(r) attached hereto, all federal, state and local income, excise, sales, property and other tax returns that are required to be filed by Contributor and each Holding Company and Property Owner have been timely filed (or, if not timely filed, then filed after the due date thereof but all required fines or penalties have been paid or duly waived by the applicable taxing authorities or are subject to validly – filed protest) and, to Contributor’s knowledge, are correct and complete in all material respects. All taxes, assessments, penalties and interest due in respect of any such tax returns have been paid in full, and, except as set forth on Schedule 7.1(r) attached hereto, there are no pending or, to Contributor’s knowledge, threatened in writing, claims, assessments, deficiencies or audits with respect to any such taxes.

(s)    Except as set forth on Schedule 7.1(s) attached hereto, neither Contributor, any Holding Company nor any Property Owner maintains, sponsors, participates in or contributes to, and neither Contributor, Holding Company, nor any Property Owner in the past has maintained, sponsored, participated in or contributed to, either on its own or as a member of any controlled group of entities, a group of trades or businesses under common control, or an affiliated service group, as defined in ERISA and the Internal Revenue Code of 1986, as amended, any employee health or benefit plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA), or any bonus, severance, deferred compensation, retirement option or any other plans or amendments providing for any benefits to employees, and no current or former employee of Contributor, Holding Company, or Property Owner has a claim against Contributor, Holding Company, or any Property Owner as a result of a violation of ERISA or other statute governing benefit plans.

(t)    Folder 6.9.7 in the Rojo Data Room contains the following financial statements for all of the Projects covered by this Agreement and the other Definitive Agreements, as well as certain entities affiliated with the Contributor (the “Historical

Financial Statements”): (a) audited consolidated financial statements, as of and for the fiscal years ended December 31, 2011 and 2012, (b) unaudited consolidated and consolidating financial statements as of and for the fiscal years ended December 31, 2011 and 2012, including the detailed property level financial statements which, on a consolidated basis conform to and agree with in all material respects the audited consolidated financial statement referenced in Section 7.1(t)(a), and (c) management prepared unaudited consolidated and consolidating financial statements as of and for the fiscal year ended December 31, 2013 and as of and for the six months ended June 30, 2014, including the detailed property level financial statements which, on a consolidated basis conform to and agree with in all material respects the unaudited consolidated financial statement referenced in this subsection(c). The Historical Financial Statements are true and correct in all material respects in accordance with generally accepted accounting principles, consistently applied, Contributor, the Holding Companies and Property Owners have no liabilities or obligations of any kind or nature which will be binding on SCOLP after Closing except for obligations identified on the Commitments and obligations pertaining to the Tenant Leases, the Assumed Project Contracts, the Mortgage Documents, licenses and permits for the Projects and utilities servicing the Projects arising from and after the Closing Date or as otherwise expressly set forth in this Agreement, and at Closing no Property Owner shall have any liabilities or obligations except those contemplated to be assumed by SCOLP pursuant to the terms hereof or as otherwise set forth in this Section 7.1(t).

(u)    To Contributor’s knowledge, and except as otherwise set forth in the Commitments or on Schedule 7.1(u) attached hereto, neither Contributor, the Holding Companies, the Property Owners, nor any Project is subject to any judgment, order, writ, injunction or decree of any court, governmental or administrative agency, other than judgments held by the Property Owner relating to evictions, collections or repossessions.

(v)    Contributor, each Holding Company and each Property Owner and, to Contributor’s knowledge, each of their respective members, managers, partners, shareholders, officers and directors is in compliance with all Office of Foreign Assets Control Legal Requirements and similar requirements, including sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1 44, as amended from time to time; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 06, as amended from time to time; the Iraqi Sanctions Act, Publ. L. No. 101 513, as amended from time to time; the United Nations Participation Act, 22 U.S.C. § 287c as amended from time to time;, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa 9, as amended from time to time; The Cuban Democracy Act, 22 U.S.C. §§ 6001 10, as amended from time to time; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time; and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106 120, as amended from time to time.

(w)    Neither Contributor, any Holding Company or Property Owner, nor any of their respective managers, officers or directors, is a person or entity that: (1) is listed in the Annex to, or otherwise subject to the provisions of Executive Order No. 13224 dated

September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (2) is named as a “Specially Designated National and Blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf; (3) is owned or controlled by, or acting for or on behalf of, any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; or (4) is (i) making or receiving any contribution of funds, goods or services to or for the benefit of any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order, (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order.

(x)    Contributor, each Holding Company, and each member and manager thereof (i) is an “accredited investor” as defined in Regulation D promulgated under the 1933 Act; (ii) is acquiring the Common Equity solely for investment for its own account and not with a view to, or for sale in connection with, a public distribution in violation of the federal securities laws; (iii) has the financial ability to bear the economic risk of an investment in the Common Equity, has adequate means of providing for his, her or its current needs and contingencies, has no need for liquidity in such investment and could afford a complete loss of such investment; (iv) has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of his, her or its investment in the Common Equity; (v) has been given full opportunity to ask questions of and to receive answers from representatives of SCOLP concerning the terms and conditions of the investment and the business of SCOLP and such other information as he, she or it desires in order to evaluate an investment in the Common Equity, and all such questions have been answered to the full satisfaction of Owner or partner, as the case may be; (vi) understands that the Common Equity have not been registered under the 1933 Act or the securities laws of any state, and are being issued in reliance upon specific exemptions from registration thereunder, and he, she or it agrees that the Common Equity may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except pursuant to (a) a registration statement with respect to such securities which is effective under the 1933 Act and under the securities act of any relevant state, (b) Rule 144 under the 1933 Act, or (c) any other exemption from registration under the 1933 Act and under the securities act of any relevant state relating to the disposition of securities, provided an opinion of counsel is furnished to SCOLP, which counsel and opinion are reasonably satisfactory to SCOLP, opining that an exemption from the registration requirements of the 1933 Act and such state act is available; (vii) understands the legal consequences of the foregoing to mean that he, she or it may be required to bear the economic risk of his, her or its investment in the Common Equity for an indefinite period of time; (viii) agrees not to resell or otherwise dispose of all or any of the Common Equity, except as permitted by law, including, without limitation, any and all applicable regulations under the 1933 Act and any state law or regulations; and (ix) understands that no federal or state agency has made any finding or determination as to the fairness of an investment in, or any recommendation or endorsement of, the Common Equity.

(y)    Except as set forth on Schedule 7.1(y) attached hereto, to Contributor’s knowledge, all material permits, licenses and other governmental approvals necessary for the operation of the private water and sanitary sewer systems at each of the Projects that have such private systems are current (or, if expired, have been applied for in the ordinary course), in good standing and have been delivered or made available by Contributor or Property Owner to SCOLP. Except as set forth on Schedule 7.1(y) attached hereto, for any Project that has a private water or sanitary sewer system for which the Property Owner separately charges for such water or sanitary sewer service, and for any Project that has public water or sanitary sewer service for which the Property Owner separately charges for such public water or sanitary sewer service, to Contributor’s knowledge, each Property Owner has complied in all material respects during the Ownership Period with all applicable laws and regulations governing the amount or method for separately charging for such water and/or sewer service.

(z)    With respect to each Project listed on Schedule 7.1(z) (a “Senior Project”), during the period that is the shorter of the Ownership Period and the period between the date that at least eighty percent (80%) of the occupied units within the Community are occupied by at least one person 55 years of age or older and the date of this Agreement, each Senior Project has been operating under established policies and procedures indicating an intent to be housing for older persons under the Housing for Older Persons Act of 1995 (“HOPA”). Each Property Owner of a Senior Project maintains a file that contains age census data for residents to permit the Property Owner to monitor HOPA’s requirement that at least eighty percent (80%) of the occupied units within the Project are occupied by at least one person 55 years of age or older. To Contributor’s knowledge based on such age census data, as of the date of this Agreement, at least eighty percent (80%) of the occupied units within each Senior Project are occupied by at least one person 55 years of age or older. Each Property Owner of a Senior Project located in Florida has filed a certification with the Florida Commission on Human Relations within the last two years certifying that the Project is in compliance with the rules established by HUD pursuant to 24 C.F.R. part 100, subpart E.

(aa)    HSC is the owner of the Home Inventory listed on Exhibit C, and the MH Contracts listed on the attached Exhibit D, free and clear of any liens of creditors (other than any such liens that shall be released upon the consummation of the closing under the Asset Purchase Agreement).

(bb)    To Contributor’s knowledge, the information set forth on Exhibit C and Exhibit D correctly and accurately reflects the data contained in HSC’s records in all material respects as of the date(s) set forth thereon.

(cc)    The representations and warranties set forth in Section 5.04 (Proceedings; Solvency), 5.05 (Title) (first sentence only), 5.10 (Fraud), 5.12 (Security Interest),, , and

5.19 (Regulatory Compliance) of the Asset Purchase Agreement are true, correct and complete in all material respects as of the date hereof with reference to the Home Inventory listed on Exhibit C, and the MH Contracts listed on Exhibit D.

7.2    All references in this Agreement to “Contributor’s knowledge” or words of similar import (whether or not such words may be capitalized), (i) shall refer only to the current actual knowledge of the “Knowledge Party” identified in this Section 7.2 and (ii) shall not be construed to refer to the knowledge of any other partner, member, officer, director, shareholder, venturer, consultant, employee, agent, property manager or representative of Contributor. There shall be no personal liability on the part of the Knowledge Party arising out of any representations and warranties made herein. For purposes of this Agreement, the “Knowledge Parties” shall be Randy Rowe, Randy Kotler, Jim Goldman, and David Lentz. All references herein to written notice having been given to Contributor shall include only those notices actually received by the Knowledge Party or for which Contributor shall have received formal written notice.

7.3    The provisions of Sections 7.1 and 7.2 and all representations and warranties contained therein shall survive the closing of the transaction contemplated herein and the conveyance of the Membership Interests, but only to the extent expressly provided in, and subject to the terms and conditions of, the Omnibus Agreement, including (without limitation) the terms, conditions and limitations set forth in Section 8 of the Omnibus Agreement. Without limiting the foregoing, from and after the Closing, the remedy for any breach or violation of this Agreement, including (without limitation) the representations and warranties of Contributor set forth herein, shall be as provided in Section 8 of the Omnibus Agreement. All of such representation and warranties shall be deemed to be reaffirmed as of the Closing Date unless prior to the Closing Contributor delivers written notice to the contrary to SCOLP.
7.4    As used in this Agreement, the phrase "made available" shall mean that the referenced document or other material was emailed or sent via a courier (such as FedEx) or personally delivered to an attorney for SCOLP or an employee of SCLOP or its affiliate, or was posted and accessible to SCOLP and its representatives in the Rojo Data Room hosted by Contributor’s affiliate for the sale of the Membership Interests no less than three Business Days prior to the Effective Date of this Agreement and shall remain so posted and accessible through the Closing Date. The parties will cooperate in good faith to obtain a permanent record of the documents and other instruments posted to the Project Rojo Data Room as of one (1) Business Day prior to the Effective Date and as of the Closing Date.
8.    REPRESENTATIONS AND WARRANTIES OF SCOLP.

8.1    SCOLP hereby represents and warrants to Contributor and each Holding Company as of the date hereof, and as of the Closing Date, the following with the understanding that each of the representations and warranties are material and have been relied on by Contributor and each Holding Company in connection herewith (the representations and warranties of SCOLP set forth in subsections (a), (c), (d), (i), (j), (k), (l), and (y) below are SCOLP’s “Fundamental Reps” for purposes of the Omnibus Agreement):

(a)    SCOLP has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Michigan and has the power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement. SUI has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland and has the power and authority to own, lease and operate its properties, to conduct its business, to act as the general partner of SCOLP and to enter into and perform its obligations under this Agreement.
(b)    Neither this Agreement nor the performance by SCOLP or SUI of its obligations hereunder violates or will violate (i) any constituent documents of SCOLP or SUI, (ii) any material contract, agreement or instrument to which SCOLP or SUI is a party or bound, or (iii) to the knowledge of SCOLP, except as set forth on Schedule 8.1(b) attached hereto, any law, regulation, ordinance, order or decree applicable to SCOLP or SUI or any of their respective properties or assets.
(c)    This Agreement has been duly authorized, executed and delivered by SCOLP and constitutes the legal, valid and binding obligation of SCOLP, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles.
(d)    SCOLP has previously furnished, or made available, to Contributor, a true, correct and complete copy of the Partnership Agreement, together with all amendments thereto, and the Partnership Agreement shall not be modified or amended in any material respect prior to Closing without the consent of Contributor, which consent shall not be unreasonably withheld.
(e)    Each subsidiary of SUI or SCOLP has been duly formed and is validly existing as a corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction in which it is chartered or organized with full power and authority (corporate and other) to own or lease, as the case may be, and to operate its properties and conduct its business. All the outstanding shares of capital stock or other ownership interests of each such subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable, and, except as otherwise set forth in the SEC Documents, all outstanding shares of capital stock or other ownership interests of such subsidiaries are owned by SUI either directly or through wholly owned subsidiaries free and clear of any perfected security interest or any other security interests, claims, mortgages, pledges, liens, encumbrances or other restrictions of any kind. Except as set forth in the SEC Documents, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for capital stock or other ownership interests of any such subsidiary.
(f)    SCOLP has made available to Contributor (by public filing with the Securities and Exchange Commission (the “SEC”) or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by SUI, its general partner, with the SEC since January 1, 2011 (the "SEC Documents"). The SEC Documents were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by SUI under the 1933 Act, the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), and the rules and regulations promulgated thereunder since January 1, 2011. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents. None of the SEC Documents contained or contain any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later SEC Documents filed and publicly available prior to the Effective Date. For purposes of this Agreement, whenever any representation is qualified by reference to the SEC Documents, such reference shall be deemed to include only SEC Documents filed with the SEC after January 1, 2011 and before the Effective Date (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature).
(g)    The consolidated financial statements of SUI and SCOLP and the financial statements of Origen Financial, Inc. (“Origen”) included in the SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of SUI and SCOLP, taken as a whole, and Origen as of their respective dates and the consolidated statements of income and the consolidated cash flows of SUI and SCOLP, taken as a whole, and Origen for the periods presented therein. Except as disclosed in the SEC Documents, there are no material off-balance sheet arrangements (as defined in Regulation S-K under the 1933 Act, Item 303(a)(4)(ii)) or any other relationships with unconsolidated entities or other persons, that may have a material current or, to SCOLP’s knowledge, material future effect on the Company’s consolidated financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses or a material future effect on Origen’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.
(h)    SUI and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) and such disclosure controls and procedures are effective.

(i)    The authorized capital stock of SUI and the shares thereof issued and outstanding are as set forth in the SEC Documents as of the dates reflected therein. All of the outstanding shares of Common Stock of SUI have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the SEC Documents, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in SUI are outstanding.
(j)    As of June 30, 2014, the issued and outstanding units of limited partnership of SCOLP (the “OP Units”) consist of: (i) 2,069,322 Common OP Units; (ii) 1,325,275 Preferred OP Units (the “Aspen Units”); (iii) 455,476 Series A-1 Preferred OP Units (the “A-1 Preferred Units”); (iv) 40,267.50 Series A-3 Preferred OP Units (the “A-3 Preferred Units”); (v) 112,400 Series B-3 Preferred OP Units (the “B-3 Preferred Units”); and (vi) 3,400,000 7.125% Series A Cumulative Redeemable Preferred Units (together with the Aspen Units, the A-1 Preferred Units, the A-3 Preferred Units and the B-3 Preferred Units, the “Outstanding Preferred Units”). Each of the Outstanding Common Units and the Outstanding Preferred Units (collectively, the “Units”) have been duly and validly authorized and issued by SCOLP and are, and at Closing (immediately prior to the execution and delivery of the Preferred Amendment) will be, the only issued and outstanding OP Units in SCOLP. None of the Units was issued or designated in violation of the preemptive or other similar rights of any security holder of SCOLP or any other person or entity. Except as set forth in the SEC Documents, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for, Units or other ownership interests of SCOLP. The Units owned by SUI are owned directly by SUI, free and clear of all Liens.

(k)    The SEC Documents accurately describe, in all material respects, all of the preferences and rights of the holders of the Common Equity and the Outstanding Preferred Units.
(l)    The issuance of the Common Equity and Preferred Equity to be issued by SCOLP or SUI, as provided in Section 2.1, has been duly authorized and, when issued and delivered by SCOLP or SUI as provided in this Agreement, the Common Equity and Preferred Equity will be validly issued, fully paid and non-assessable. Assuming the accuracy of the representations and warranties of Contributor set forth in Section 7.1(x), the issuance of the Common Equity and Preferred Equity will be exempt from registration or qualification under the 1933 Act and applicable state securities laws
(m)    No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving SUI or any of its subsidiaries or its or their property is pending or, to the knowledge of SCOLP, threatened that could reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby.

(n)     Except as otherwise disclosed in the SEC Documents, (i) SUI or its subsidiaries have fee simple title to or leasehold interest in, and have acquired title insurance with respect to, all of the properties described in the SEC Documents as owned or leased by them and the improvements (exclusive of improvements owned by tenants) located thereon (the “Properties”), in each case, free and clear of all liens, encumbrances, claims, security interests, restrictions and defects, except such as are disclosed in the SEC Documents or do not materially affect the value of such Property and do not result in a Sun Material Adverse Effect; (ii) neither SUI nor any of its subsidiaries knows of any condemnation which is threatened and which if consummated would have a Sun Material Adverse Effect; and (iii) each of the Properties complies with all applicable codes, laws and regulations (including without limitation, building and zoning codes, laws and regulations and laws relating to access to the Properties), except as disclosed in the SEC Documents and except for such failures to comply that would not result in a Sun Material Adverse Effect.

(o)    No subsidiary of SUI is currently prohibited, directly or indirectly, from paying any dividends or distributions to SUI, from making any other distribution on such subsidiary’s capital stock or equity interests, from repaying to SUI any loans or advances to such subsidiary from SUI or from transferring any of such subsidiary’s property or assets to SUI or any other subsidiary of SUI, except as described in or contemplated by the SEC Documents.

(p)    SUI and its subsidiaries possess all material licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses,

except where the failure to possess such license, certificate, permit or other authorization would not have a Sun Material Adverse Effect, and neither SUI nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Sun Material Adverse Effect, except as set forth in or contemplated in the SEC Documents.

(q)    Except as disclosed in the SEC Documents, and except for any violations that would not result in a Sun Material Adverse Effect, to the knowledge of SCOLP, the Properties do not contain any Hazardous Materials prohibited, limited or regulated under any Environmental Laws in violation of such Environmental Laws; provided, however, nothing herein shall be deemed a representation or warranty regarding Hazardous Materials which may be used by tenants of the Properties or contained within manufactured homes located at the Properties.

(r)    Except as disclosed in the SEC Documents, neither SUI nor any of its subsidiaries maintains, sponsors, participates in or contributes to, and neither SUI nor any of its subsidiaries in the past has maintained, sponsored, participated in or contributed to, either on its own or as a member of any controlled group of entities, a group of trades or businesses under common control, or an affiliated service group, as defined in ERISA and the Internal Revenue Code of 1986, as amended, any employee health or benefit plan (as defined in Section 3(1) of ERISA)), any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA), or any bonus, severance, deferred compensation, retirement option or any other plans or amendments providing for any benefits to employees, and no current or former employee of SUI or any of its subsidiaries a claim against SUI or any of its subsidiaries as a result of a violation of ERISA or other statute governing benefit plans.

(s)    There is and has been no failure on the part of SUI and any of SUI’s directors or executive officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including the establishment and maintenance of disclosure controls and procedures, Section 402 related to loans and Sections 302 and 906 related to certifications.

(t)    [Intentionally Omitted]
(u)     SCOLP, SUI, and its executive officers are in compliance with all Office of Foreign Assets Control Legal Requirements and similar requirements, including sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1 44, as amended from time to time; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 06, as amended from time to time; the Iraqi Sanctions Act, Publ. L. No. 101 513, as amended from time to time; the United Nations Participation Act, 22 U.S.C. § 287c as amended from time to time;, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa 9, as amended from time to time; The Cuban Democracy Act, 22 U.S.C. §§ 6001 10, as amended from time to time; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time; and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106 120, as amended from time to time; and is in compliance with any other prohibitions on dealings with persons, groups, countries, or entities proscribed by the United States government, and Buyer has no reason to believe that any of the foregoing is untrue or inaccurate.
(v)    None of SCOLP, SUI, or its executive officers is a person or entity that: (1) is listed in the Annex to, or otherwise subject to the provisions of the Executive Order; (2) is named as a “Specially Designated National and Blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf; (3) is owned or controlled by, or acting for or on behalf of, any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; or (4) is (i) making or receiving any contribution of funds, goods or services to or for the benefit of any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order, (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order.
(w)     No relationship, direct or indirect, exists between or among SUI on the one hand, and the directors or executive officers of SUI on the other hand, which is required to be described in the SEC Documents and which is not so described.
(x)    [Intentionally Omitted]
(y)    SCOLP is a partnership, and not an association or partnership taxable as a corporation, for federal income tax purposes
(z)    All dividends made by SUI to holders of its capital stock have been made in compliance with the applicable rules and regulations of the Maryland General Corporation Law (the “MGCL”). All dividends made by SUI to holders of SUI’s preferred stock have been made in accordance with the articles supplementary governing such preferred stock and have been made in compliance with the applicable rules and regulations of the MGCL. All distributions made by SCOLP to holders of Units have been made in compliance with the applicable rules and regulations of the Michigan Revised Uniform Limited Partnership Act.
(aa)    SUI and SCOLP have, and at the Closing Date will have sufficient cash or lines of credit available to pay (i) the Cash Payment and (ii) any and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and any related fees and expenses.
8.2    All references in this Agreement to “SCOLP’s knowledge” or “words of similar import (whether or not such words may be capitalized), (i) shall refer only to the current actual knowledge of the “Knowledge Party” identified in this Section 8.2 and (ii) shall not be construed to refer to the knowledge of any other partner, member, officer, director, shareholder, venturer, consultant, employee, agent, property manager or representative of SCOLP or SUI. There shall be no personal liability on the part of the Knowledge Party arising out of any representations and warranties made herein. For purposes of this Agreement, the Knowledge Parties shall be Gary Shiffman, John McLaren, Karen Dearing and Jonathan Colman. All references herein to written notice having been given to Contributor shall include only those notices actually received by the Knowledge Party or for which Contributor shall have received formal written notice.

8.3    The provisions of Section 8.1 and all representations and warranties contained therein shall survive the closing of the transaction contemplated herein and the conveyance of the Membership Interests but only to the extent expressly provided in, and subject to the terms and conditions of, the Omnibus Agreement, including (without limitation) the terms, conditions and limitations set forth in Section 8 of the Omnibus Agreement. Without limiting the foregoing, from and after the Closing, the sole and exclusive remedy for any breach or violation of this Agreement, including (without limitation) the representations and warranties of SCOLP set forth herein, shall be as provided in Section 8 of the Omnibus Agreement. All of such representation and warranties shall be deemed to be reaffirmed as of the Closing Date unless prior to the Closing SCOLP delivers written notice to the contrary to Contributor.
9.    INFORMATION AND ACCESS TO EACH PROJECT.

9.1    At all reasonable times from and after the date hereof, Contributor shall afford SCOLP and its representatives reasonable access to each Project, including, but not limited to, the right to conduct non-invasive environmental, soil, engineering and other tests and to inspect the mechanical, plumbing and utility systems located at each Project, together with all other aspects of each Project. In no event shall SCOLP or its agents or representatives conduct any Phase II type environmental testing without first obtaining Contributor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. SCOLP shall defend, indemnify and hold Contributor harmless from and against any and all claims, demands, losses, costs and/or liabilities associated with all Losses, damage or injury to any person, property or any Project caused by or attributable to the actions, omissions or negligence of SCOLP and/or its contractors, representatives or other agents while they are on the Projects or otherwise arising out of SCOLP’s entry onto the Projects or activities pursuant to this Section or otherwise. SCOLP shall take the necessary steps to ensure that its contractors and agents have and maintain appropriate insurance policies related to (1) commercial general liability, including contractual liability, and (2) professional errors and omissions liability, including contractors’ pollution liability. Prior to entering the Projects, SCOLP shall provide Contributor with insurance certificates evidencing its general liability coverage with minimums reasonably satisfactory to Contributor and naming Contributor and each Holding Company and Property Owner as an additional insured and prior to permitting any of its representatives to enter the Projects, SCOLP shall deliver similar insurance certificate for the benefit of Contributor and each Holding Company and Property Owner. All physical inspections of the Projects conducted by SCOLP or its employees, agents, independent contractors or consultants shall be at SCOLP’s sole cost and expense and performed in a manner that shall not interfere with the on-going use of the Projects, or the rights and enjoyment of the Project by the tenants and occupants thereof, which physical inspections shall be discreet and unobtrusive as reasonably possible and which shall only be made upon at least one (1) business day’s prior written notice to Contributor. Contributor and its representatives and agents shall have the right to accompany SCOLP and its agents, contractors and representatives at all times while they are accessing any Project, to monitor their activities and to ensure compliance with the terms and conditions hereof. In no event shall SCOLP or any of its agents, representatives or consultants disclose this transaction or any communications with any tenants, employees or third party vendors of Contributor without first obtaining Contributor’s prior written consent. If, as a result of any invasive testing performed by SCOLP or its agents, damage is caused to any Project, SCOLP shall, at its sole cost and expense, restore such Project to substantially the condition existing prior to the entry by SCOLP and its agent and representatives within ten (10) days after receiving written notice from Contributor or Property Owner of such damage. In the event this Agreement is terminated, other than as a result of a breach by Contributor, SCOLP shall return to Contributor all information or documents furnished by Contributor to SCOLP. The obligations of SCOLP set forth in this Section 9.1 shall survive the termination of this Agreement or the Closing Date.

9.2    Within thirty (30) days after the date upon which Sun Communities, Inc. makes a public announcement on Form 8-K with the SEC announcing the transactions contemplated herein and in the Omnibus Agreement and the other agreements executed in connection therewith, Contributor shall deliver to SCOLP, or make available to SCOLP, and thereafter SCOLP shall have access to, the following documents and materials (to the extent not already made available to SCOLP). After the Closing Date, Contributor shall obtain a CD ROM or flash drive from the Rojo data room provider (R.R. Donnelley) with copies of the documents contained in the Rojo data room and provide same to SCOLP. Contributor shall not remove any of the documents and materials that either (i) have been posted to the Project Rojo data room prior to the Effective Date, or (ii) are posted to the Project Rojo data room prior to and including the Closing Date.

(a)	Copies of the current form(s) of lease that each Property Owner provides to prospective tenants;

(b)
Copies of all equipment leases, and all written service, utility, supply, maintenance, concession and employment contracts, other material agreements, and other continuing material contractual obligations

(collectively the “Project Contracts”) to which the Property Owner, a Holding Company, or a Contributor are a party and affecting the ownership or operation of any Project other than the Permitted Exceptions, the Mortgage Documents, and leasing and management agreements (which, except for such agreements for the benefit of any applicable homeowners association or property owners association, Contributor shall be obligated to cause each Property Owner to terminate at Closing at its sole cost and expense), to the extent not already provided or made available to SCOLP;

(c)
Annual operating statements of the results of the operation of each Project for each of the last three (3) full calendar years (or for the period of the Property Owner’s ownership period, if such Project has not been owned for three (3) calendar years), and copies of any applicable federal tax returns for the Holding Company and the Property Owner covering such Holding Company’s and Property Owner’s last three (3) fiscal years (or such shorter period of time, if the applicable entity has not existed for that period of time or if Contributor has not owned such entity for such period of time);

(d)
Architectural drawings, plans and specifications and site plans for each Project (the “Plans”), to be made available to SCOLP at the location where they are kept in the ordinary course of business – i.e., either at the office of American Land Lease, Inc. in Clearwater, Florida or at the Project), to the extent available;

(e)
Copies of all written notices received by Contributor or any Property Owner after the Effective Date from any governmental authority of any material violations of zoning, safety, building, fire, environmental or health code relating to each Project; and

(f)
All other financial data, operating data, contracts, Tenant Leases (Tenant Leases will be made available to SCOLP at the location where they are kept in the ordinary course of business – i.e., either at the office of American Land Lease, Inc. in Clearwater, Florida or at the Project), instruments, invoices and other writings relating to any Project which SCOLP may reasonably request, including, without limitation, tax bills and correspondence with the tax assessor, rent rolls for the past two years, information concerning capital improvements installed by Contributor, information concerning historical rent increases imposed by Contributor, a list of recurring services not furnished to any Project through the Project Contracts, non-privileged information concerning any pending or threatened litigation, utility bills for the past two (2) years, insurance policies and information regarding insurance claims, certificates of occupancy, existing environmental reports, and the organizational documents of any Project's homeowners association, if organized and if in Contributor’s or the Property Owner’s possession, and any executory agreements between Contributor and any such homeowners association.

9.3    If and to the extent required to comply with Rule 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission ("SEC"), SCOLP shall have the right, at its expense, to cause its accountant or Deloitte & Touche to prepare audited financial statements of each Property Owner and its operations at the Projects for the calendar years ended December 31, 2011, December 31, 2012, and December 31, 2013, and for the period from January 1, 2014 through the calendar month preceding the Closing Date, and Contributor shall cooperate and assist in all reasonable respects with the preparation of the audited financial statements, at no cost or expense to Contributor. For any Projects acquired in 2013 or 2014, Contributor and/or each applicable Property Owner shall provide SCOLP with at least twelve (12) months of historical financial information, if and to the extend required to comply with Rule 3-14 and within Contributor’s possession or control, including, if applicable, financial statements from the party who sold such Project to such Property Owner. Contributor shall furnish to SCOLP and its accountants all financial and other information in its possession or control which is reasonably required to enable such accountants to prepare audited financial statements in conformity with Regulation S-X promulgated by the SEC and any registration statement, report or disclosure statement filed with, and any rule issued by, the SEC. Contributor also shall provide a signed representation letter as prescribed by generally accepted auditing standards as promulgated by the Auditing Standards Divisions of the American Institute of Public Accountants and reasonably acceptable to Contributor, which representation letter is required to enable an independent public accountant to render an opinion on such financial statements. Notwithstanding anything contained in this Section 9.3 to the contrary, however, SCOLP acknowledges and agrees that (i) the financial statements and other information provided by Contributor under this Section 9.3 shall be provided without representations or warranty whatsoever to SCOLP or the Sun Parties, except as expressly provided in Section 7 of this Agreement, and (ii) the preparation of such audited financial statement(s) shall not be a condition precedent to Closing, shall not be required to be completed prior to Closing and in no event shall the preparation and/or delivery of such financial statement(s) or information delay the Closing Date as provided in this Agreement.

10.     CONDITIONS.

10.1    The obligation of SCOLP to consummate the acquisition of the Membership Interests is expressly conditioned upon the following, each of which constitutes a condition precedent to the obligations of SCOLP hereunder to be performed at Closing, which, if not satisfied or waived by SCOLP on or before the Closing Date (unless a different time for performance is expressly provided herein), shall constitute a failure of conditions under Section 6.1 of the Omnibus Agreement.. Further, if any such condition was not satisfied as a result of any default or breach of this Agreement by Contributor, SCOLP may pursue such legal and equitable rights and remedies that may be available to it pursuant to the Omnibus Agreement:

(a)    On the Closing Date, (i) title to each Project shall be held by the applicable Property Owner in the condition required by this Agreement, (ii) the Title Company shall deliver “marked-up” Commitments or proforma policies agreeing to issue the Required Title Policies, and (iii) except as otherwise shown on attached Exhibit A, each Holding Company shall own one hundred percent (100%) of the Membership Interest in each Property Owner identified as being owned by the Holding Company on the attached Exhibit A in the condition required under this Agreement.

(b)    The sale of the Owned Homes and the MH Contracts by HSC to SHS pursuant to the Asset Purchase Agreement shall close prior to or contemporaneously with the closing of the transactions contemplated in this Agreement.

(c)     The conditions to Closing set forth in the Omnibus Agreement shall be satisfied.

10.2    The obligation of Contributor to consummate the sale of the Membership Interests is expressly conditioned upon the following, each of which constitutes a condition precedent to the obligations of Contributor hereunder to be performed at Closing, which, if not satisfied or waived by Contributor on or before the Closing Date (unless a different time for performance is expressly provided herein), shall constitute a failure of conditions under Section 6.2 of the Omnibus Agreement.. Further, if any such condition was not satisfied as a result of any default or breach of this Agreement by SCOLP, Contributor may pursue such legal and equitable rights and remedies that may be available to it pursuant to the Omnibus Agreement::

(a)    The sale of the Owned Homes and the MH Contract by HSC to SHS pursuant to the Asset Purchase Agreement shall close prior to or contemporaneously with the closing of the transactions contemplated in this Agreement.

(b)    The conditions to Closing set forth in the Omnibus Agreement shall be satisfied.

11.    TERMINATION OF MANAGEMENT AGREEMENTS; PROJECT CONTRACTS.

11.1    Effective as of the Closing Date, Contributor and each Holding Company and Property Owner, as applicable, shall terminate the existing manager of the Projects and any Non-Assumed Project Contracts.

12.     DESTRUCTION OF PROJECTS.

12.1 In the event any part of any Project shall be damaged by fire or other casualty (a “Casualty Event”) prior to the Closing Date, Contributor shall notify SCOLP thereof, which notice shall include a description of the damage and all pertinent insurance information, and Contributor shall cause the applicable Property Owner to promptly undertake and diligently prosecute the repair and restoration of the affected Project to substantially the same condition that existed immediately prior to the Casualty Event. In the event of any such damage to a Project, this Agreement shall not be terminated, nor shall the Closing be delayed, but, if the repair and restoration of the Project is not completed on or before the Closing Date, then the following terms and conditions shall apply: :

(a)    At least five (5) Business Days prior to the Closing Date, Contributor and SCOLP, acting reasonably and in good faith, shall review the status of the repairs and restoration with the general contractor or project manager retained by the Property Owner to perform or supervise the repairs and restoration, and shall mutually determine the reasonably anticipated costs and expenses required to complete the repairs and restoration of the Project to substantially the same condition that existed immediately prior to the Casualty Event (the “Estimated Repair Costs”).

(b)     At the Closing, Contributor and SCOLP shall establish a joint order escrow with the Title Company, into which Contributor shall cause the applicable Holding Company to deposit an amount of Cash equal to the Estimated Repair Costs. The escrow funds shall be disbursed as follows (i) to SCOLP, to reimburse SCOLP for actual out-of-pocket costs and expenses incurred by SCOLP or the Property Owner to complete the repairs or restoration (but not any Enhancements), from time to time upon not less than five (5) days prior written request from SCOLP to Contributor accompanied by reasonable and customary evidence of payment, which shall be subject to Contributor’s approval in accordance with the Deemed Approval Process, and (ii) upon completion of the required repairs and restoration (but not any Enhancements except as expressly required under applicable legal requirements to proceed with the other repairs and restoration), the remaining balance of the escrow funds, if any, shall be disbursed to or at the direction of Contributor. SCOLP shall proceed with due diligence to complete the work under this Section 12.1(b).

(c) Contributor’s and the Holding Companies’ obligations with respect to the repairs and restoration (including the Estimated Repair Costs) shall not include any obligation to make or pay for the cost or expenses of any enhancements or other improvements to the Project beyond the repair and restoration of the Project to substantially the same condition that existed immediately prior to the Casualty Event, including any enhancements or improvements that may be required to comply with applicable laws, building codes or other legal requirements (such as, without limitation, elevation of any home pads) (“Enhancements”); provided however that if and only to the extent that the insurance proceeds recovered from the Casualty Event includes funds payable for or in respect of such Enhancements (including proceeds of any “laws and ordinances” coverage) (an “Insured Enhancement”), then such proceeds (net of the costs of recovery) shall be retained by the Property Owner or paid to SCOLP.

(d)    Except as expressly provided in subparagraph (c), the applicable Holding Company shall be entitled to receive and retain all insurance proceeds that may be payable as a consequence of the Casualty Event, and if any such insurance proceeds are received by the Property Owner or SCOLP after the Closing, then the same shall be paid over to Contributor, for the account of the applicable Holding Company, without demand, deduction or set off of any kind or nature, not later than two (2) business days after receipt. From and after the Closing, if the insurance claims arising from the Casualty Event (other than with respect to an Insured Enhancement) have not been settled to Contributor’s reasonable satisfaction, Contributor shall control the insurance settlement and adjustment process and, at the direction of Contributor, SCOLP will cooperate and cause the Property Owner to cooperate with Contributor in good faith to maximize the recovery of insurance proceeds. Without limitation, if requested by Contributor, SCOLP and the Property Owner shall assign to Contributor the right to settle and receive, for the account of the applicable Holding Company, the insurance proceeds and will execute such proofs of claims and other forms and instruments (including, if requested, a limited power of attorney in favor of Contributor) as Contributor deems to be necessary or appropriate for this purpose. With respect to an insurance claim for an Insured Enhancement, SCOLP shall control the insurance settlement and adjustment process and, at the direction of SCOLP, Contributor will cooperate with SCOLP in good faith to maximize the recovery of insurance proceeds. Without limitation, if requested by SCOLP, Contributor and the Property Owner shall assign to SCOLP the right to settle and receive the insurance proceeds and will execute such proofs of claims and other forms and instruments (including, if requested, a limited power of attorney in favor of SCOLP) as SCOLP deems to be necessary or appropriate for this purpose.

(e)    If and to the extent that any Revenue Producing Sites at the affected Project immediately prior to the Casualty Event become untenantable or are vacated by reason of the Casualty Event or the tenants thereof are excused from or stop paying rent by reason of the Casualty Event (the “Rent Loss Sites”), then at the Closing, Contributor and SCOLP shall establish a joint order escrow with the Title Company, into which Contributor shall cause the applicable Holding Company to deposit an amount of Cash (the “Rent Loss Funds”) equal to the difference between (x) sixty (60) months’ rent and pass-through charges (as reasonably determined by Contributor and SCOLP) for each of the Rent Loss Sites, at the base rental rate (without taking into account concessions) in effect for each Rent Loss Site immediately prior to the Casualty Event, exceeds (y) the amount of savings in Project operating expenses that would be expected to be realized by the vacancy of the Rent Loss Sites over a 60-month period, as reasonably estimated and mutually determined by Contributor and SCOLP acting reasonably and in good faith. As used herein, the “Monthly Rent Loss Payment” for each affected home site shall be equal to one-sixtieth (1/60th) of the quotient obtained by dividing the total amount of Rent Loss Funds by the number of Rent Loss Sites. From and after the Closing, the Rent Loss Funds shall be disbursed from escrow as follows (i) SCOLP shall be entitled to receive on a monthly basis, in advance, an amount equal to the product of the Monthly Rent Loss Payment multiplied by the number of the Rent Loss Sites that have not become Revenue Producing Sites, and (ii) upon any Rent Loss Site becoming a Revenue Producing Site, Contributor shall be entitled to receive from the escrow and amount equal to the product of the Monthly Rent Loss Payment multiplied by the number of months between the date that such Rent Loss Site becomes a Revenue Producing Site and the fifth (5th) anniversary of the Closing Date, less the amount of actual rent concessions granted to such tenant, not to exceed two times the monthly pro forma rent for such site, which shall be disbursed to SCOLP. SCOLP and the Property Owner shall use good faith efforts from and after the Closing to turn Rent Loss Sites into Revenue Producing Sites so as to minimize the impact of the vacancy and loss of rents.

13.    CONDEMNATION.

13.1    If, prior to the Closing Date, Contributor or SCOLP receives or obtains notice that any governmental authority having jurisdiction intends to commence or has commenced proceedings for the taking of any portion of any Project by the exercise of any power of condemnation or eminent domain, or notice of any such taking is recorded among the public records of the state or the county where the Project is located, then this Agreement shall not be terminated, nor shall the Closing be delayed, and the parties shall close the transaction as if no such notice had been received, obtained or recorded or proceedings commenced. In such event SCOLP, acting reasonably, shall control the claim, litigation, and settlement a process and, at the direction of SCOLP, Contributor will cooperate and cause the Property Owner to cooperate with SCOLP in good faith to maximize the recovery of condemnation proceeds. Without limitation, if requested by SCOLP, Contributor and the Property Owner shall assign to SCOLP the right to settle and receive the condemnation proceeds and will execute such proofs of claims and other forms and instruments (including, if requested, a limited power of attorney in favor of SCOLP) as SCOLP reasonably deems to be necessary or appropriate for this purpose. Any proceeds or awards made in connection with such taking shall be the sole property of SCOLP and the applicable Property Owner, and not Contributor or the Holding Companies, less any out-of-pocket costs and expenses incurred by Contributor or the Holding Companies with respect to restoration resulting from such condemnation or out-of-pocket costs and expenses incurred in connection with the collection of any such condemnation proceeds. In the event a Lender does not release the condemnation proceeds, SCOLP may pay off the applicable loan at Closing in accordance with the Omnibus Agreement.

14.    DEFAULT.

14.1    Any default by Contributor or any of the other Green Entities under the Omnibus Agreement shall constitute a default by Contributor hereunder. In the event Contributor shall fail to perform any of its material obligations hereunder, and if such default is not cured within ten (10) business days after notice thereof from SCOLP, then SCOLP shall be entitled to pursue the remedies available to SCOLP under 7.2 of the Omnibus Agreement.

14.2    Any default by SCOLP or any of the other Sun Parties under the Omnibus Agreement shall constitute a default by SCOLP hereunder. In the event SCOLP shall fail to perform any of its material obligations hereunder, and if such default is not cured within ten (10) business days after notice thereof from Contributor, then Contributor shall be entitled to pursue the remedies available to the Green Entities under 7.2 of the Omnibus Agreement.

14.3    SCOLP and Contributor acknowledge and agree that their respective remedies for any breach or default hereunder shall be solely as provided in, and subject to the terms and conditions of, the Omnibus Agreement.

15.    LIABILITY; INDEMNIFICATION.

15.1    Except as otherwise specified in this Agreement, SCOLP does not and shall not assume any liability for any claims arising out of the occurrence of any event or the existence of any condition prior to the Closing Date with respect to the Projects. Except for the liability of the Property Owners under the Mortgage Documents pertaining to the Assumed Debt, Assumed Project Contracts, Tenant Leases, Restricted Leases and operating permits arising on or after the Closing Date, all accounts payable, obligations and liabilities of Contributor, the Holding Companies, and the Property Owners, accrued or unaccrued, foreseen or unforeseen, contingent or liquidated, incurred as of the Closing Date or arising out of events or occurrences prior to the Closing Date, including under the Non-Assumed Project Contracts (collectively, the "Pre‑Closing Liabilities") shall be the responsibility of, and paid by, the Contributors or the Holding Companies, and not by SCOLP or the Property Owners.

16.    DUE DILIGENCE INVESTIGATION.

16.1    SCOLP shall have the right to perform its due diligence investigations in accordance with Section 5.3 of the Omnibus Agreement.

17.	ASSET PURCHASE AGREEMENTS; OTHER CONTRIBUTION AGREEMENT; OMNIBUS AGREEMENT.

17.1    Except as otherwise provided in the Omnibus Agreement (a) neither party may exercise any right of termination under this Agreement unless such party or its affiliates also terminates the Omnibus Agreement and the other Definitive Agreements identified therein, and (b) if the Omnibus Agreement or any of the other Agreements is terminated for any reason, this Agreement shall be automatically and simultaneously terminated, whereupon no party shall have any further liability to any other party under this Agreement, except for the terms and provisions hereof that expressly survive termination, including, without limitation, SCOLP’s obligations under Section 9.1.

18.     CLOSING.

18.1    Subject to satisfaction or waiver by SCOLP of the conditions set forth in Section 10.1 hereof and satisfaction or waiver by Contributor of the conditions set forth in Section 10.2 hereof, the closing ("Closing") of the transactions contemplated herein shall take place at a location mutually agreed upon in writing by the parties at 10:00 A.M., local time, on the applicable Closing Date set forth in the Omnibus Agreement.

18.2    At Closing:

(a)    Contributor shall cause each Holding Company to execute and deliver to SCOLP an Assignment of Membership Interest in the form attached hereto as Exhibit J, transferring all of the Holding Companies’ Membership Interests to SCOLP.

(b)    SCOLP shall deliver (i) the Cash Payment to the Holding Companies as directed by Contributor, less the portion (if any) of the Deposit that is paid to Contributor and applied to the Purchase Price) by wire transfer of immediately available funds in such proportions as Contributor designates, and (ii) articles supplementary for the Preferred Equity, and (iii) certificates or other customary instruments or agreements satisfactory to Contributor in its reasonable discretion, to evidence the issuance and delivery of the Common Equity and Preferred Equity.

(c)    The Title Company shall issue the Required Title Policies to SCOLP.

(e)    Contributor shall deliver to SCOLP updated Rent Rolls, which shall be certified by Contributor as true and correct in all material respects.

(f)    Contributor shall deliver to the Property Owners and SCOLP or make available at the Projects, and to the extent in its possession or control, originals of: (i) the Tenant Leases, including all amendments thereto and modifications thereof; (ii) all Assumed Contracts; (iii) all architectural plans and specifications pertaining to the development of the Projects, if applicable, and (iv) certificates of title for all vehicles owned by Contributor and identified on the Personal Property list attached hereto as Exhibit B-1.

(g)    Contributor shall deliver to SCOLP an affidavit certifying that they and all persons or entities holding an interest in the Holding Companies are not non‑resident aliens or foreign entities, as the case may be, such that Contributor and such interest holders are not subject to tax under the Foreign Investment and Real Property Tax Act of 1980.

(h)    Contributor and SUI shall execute and deliver a Registration Rights Agreement, substantially in accordance with the terms set forth in Exhibit K.

(i)    Contributor shall execute and deliver to SCOLP a Lock-Up Agreement, substantially in accordance with the terms set forth in Exhibit L.

(j)    SCOLP and Contributor shall execute and deliver an amendment to the Partnership Agreement and an amendment to the SCOLP certificate of limited partnership reflecting the transactions provided for in this Agreement.

(k)     Contributors and SCOLP shall each deliver such documents or instruments as shall reasonably be required by the Title Company, including (to the extent required) transfer tax declarations and the like, to consummate the transaction contemplated herein and/or to cause the issuance of the policy of title insurance which, in all events, shall not increase such party's liability hereunder or decrease such party's rights hereunder.

(l)    Contributors and SCOLP shall execute and deliver to the Lenders the documents and agreements required to effect the assumption of the Assumed Loans by SCOLP and to satisfy the Lenders’ requirements for the Loan Assumption Approvals, including (if applicable) execution and delivery by SCOLP of such replacement guaranties and indemnities as the Lenders may require, provided that the scope thereof is not materially greater than the scope of the existing non-recourse carveouts and environmental indemnities previously provided by Contributor or its affiliates to the Lenders.

(m)    The parties will enter into a Tax Protection Agreement as contemplated under Section 9 of the Omnibus Agreement.

19.     COSTS.

19.1    SCOLP and Contributor shall each be responsible for their own counsel, accountants, and professional advisor fees, due diligence and travel expenses. As provided for herein, Contributor shall pay, or cause the Holding Companies to pay: (a) the documentary, intangible and transfer taxes, if any, due on or in connection with the conveyance of the Membership Interests to SCOLP, if and to the extent that such transfer taxes would customarily be paid by the seller of commercial property in the locale of the affected Project; (b) Contributor’s share of the title insurance premiums for the Required Title Policy specified in Section 4.1 hereof, (c) costs associated with obtaining title insurance for the benefit of the lenders with respect to the Assumed Debt and (d) all Assumption Costs. As provided for herein, SCOLP shall pay: (i) all recording fees; (ii) costs associated with the Surveys and UCC and tax lien searches described in Section 4.3 hereof (ii) the documentary, intangible and transfer taxes, if any, due on or in connection with the conveyance of the Membership Interests to SCOLP, if and to the extent that such transfer taxes would customarily be paid by the purchaser of commercial property in the locale of the affected Project; (iii) SCOLP’s share of the title insurance premiums for the Required Title Policy specified in Section 4.1 hereof, and the cost of any endorsements SCOLP may request with respect to the owner’s policies of title insurance to be provided by Contributor as specified in Section 4.1 hereof, and (v) all costs associated with SCOLP’s inspection of the Projects. To the extent Contributor or any Holding Company fails to pay any documentary, intangible and transfer taxes as required hereunder, Contributor shall indemnify, warrant and defend SCOLP against and from all liability, loss, damages, claims or expenses, including reasonable attorney fees, arising from Contributor’s or any Holding Company’s failure to pay such documentary, intangible and transfer taxes.

20.     ADVISORS.

20.1    Other than Wells Fargo Securities LLC, which includes its affiliate Eastdil Secured whose fees and other compensation shall be paid by Contributor pursuant to the terms of a separate agreement, SCOLP and Contributor represent and warrant to each other that the parties making the representation have not dealt with any brokers or finders or created or incurred any obligation for a commission, finder’s fee or similar remuneration in connection with this transaction and agree to indemnify, warrant and defend each other against and from all liability, loss, damages, claims or expenses, including reasonable attorney fees, arising from the breach or asserted breach of such representation.
21.     ASSIGNMENT.

21.1    Neither SCOLP nor Contributor shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that SCOLP may assign its rights and obligations hereunder to a wholly-owned subsidiary of SCOLP upon notice to Contributor but without the prior written consent of Contributor. No assignment or attempted assignment by SCOLP shall release or otherwise impair the obligations and liabilities of SCOLP or the rights and remedies of Contributor hereunder.

22.     CONTROLLING LAW.

22.1    This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts-of-laws principles that would require the application of any other law.

23.     ENTIRE AGREEMENT.

23.1     This Agreement (together with the Exhibits and Schedules hereto), the Confidentiality Agreement dated May 20, 2014 between Green Courte Partners, LLC, SUI, and certain other parties identified therein, as amended (which remains in full force and effect and survives the execution and delivery of the Agreement), and the Omnibus Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among Contributor and SCOLP with respect to the subject matter hereof, including, without limitation, that certain letter of intent dated June 13, 2014. In the event of any conflict or inconsistency between the terms and provisions hereof, on the one hand, and the terms and provisions of the Omnibus Agreement, on the other hand, the terms and provisions of the Omnibus Agreement shall govern and control. Except as noted above in this Section, there is no statement, promise, agreement or obligation in existence which may conflict with the terms of this Agreement or which may modify, enlarge or invalidate this Agreement or any provision hereof. None of the prior and/or contemporaneous negotiations, preliminary drafts, or prior versions of this Agreement leading up to its execution and not set forth herein shall be used by any of the parties to construe or affect the validity of this Agreement.

24.    AMENDMENTS.

24.1    This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, SCOLP and Contributor.
25.    NOTICES.

25.1    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) in accordance with the notice terms and conditions set forth in the Omnibus Agreement.

26.     BINDING.

26.1    The terms hereof shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

27.    PARAGRAPH HEADINGS.

27.1    The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the rights of any party or the intent of this Agreement or any of the provisions hereof.

28.     SURVIVAL AND BENEFIT.

28.1    Except as otherwise expressly provided herein or in the Omnibus Agreement, each agreement, representation or warranty made in this Agreement by or on behalf of either party, or in any instruments delivered pursuant hereto or in connection herewith, shall not survive the Closing Date or the consummation of the transactions provided for herein.

28.2    The covenants, agreements and undertakings of each of the parties hereto are made solely for the benefit of, and may be relied on only by, the other parties hereto, their transferees and assigns, and are not made for the benefit of, nor may they be relied upon, by any other person whatsoever.

28.3    This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that Contributor and SCOLP have contributed substantially and materially to the preparation of this Agreement.

29.    COUNTERPARTS.

29.1    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile, electronic or otherwise) of this Agreement may be made and relied upon to the same extent as an original.

30.    PUBLICITY.

30.1    Contributor and SCOLP each hereby covenant that neither party shall issue any press release related to this transaction either prior to or after Closing without the written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, however, nothing herein shall be deemed a limitation on SCOLP’s rights to issue statements required by or in order to comply with any applicable law, including any requirements promulgated by the U.S. Securities and Exchange Commission.

31.    NO RECORDING.

31.1    SCOLP agrees that it shall not record this Agreement or any memorandum or notice hereof and any such actions taken by SCOLP shall be deemed a default hereunder.

32.    FURTHER ASSURANCES.

32.1    From time to time after the Closing Date, without payment of additional consideration, Contributor and SCOLP shall execute and deliver, or cause to be executed and delivered, such further reasonable and customary instruments and documents, and shall do, or cause to be done, such further reasonable and customary acts and things as may reasonably be requested by another party hereto for the purpose of assigning, transferring and delivering the Membership Interests to SCOLP or otherwise accomplishing the transactions contemplated herein which, in all events, shall not increase such party's liability hereunder or decrease such party's rights hereunder, and all at no out-of-pocket costs to the other party.

33    ENFORCEMENT COSTS. Should either party employ attorneys to enforce any of the provisions hereof (including the pursuit of specific performance), the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable attorneys’ fees, court costs and legal expenses incurred in connection therewith.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CONTRIBUTOR:
GREEN COURTE REAL ESTATE PARTNERS, LLC, a Delaware limited liability company

By:		Green Courte Partners, LLC, an Illinois limited liability company, its managing member

	By:	/s/ James R. Goldman
James R. Goldman, Vice Chairman

SCOLP:
SUN COMMUNITIES OPERATING LIMITED PARNERSHIP, a Michigan limited partnership

By:		Sun Communities, Inc., its General Partner

	By:	/s/ Gary A. Shiffman
Gary A. Shiffman, CEO

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